EXHIBIT 99b
CONSOLIDATED FINANCIAL STATEMENTS
CINGULAR WIRELESS LLC
Years Ended December 31, 2003, 2004 and 2005
with Report of Independent Registered Public Accounting Firm

CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareowners
Cingular Wireless Corporation, Manager of
     Cingular Wireless LLC
We have audited the accompanying consolidated balance sheets of Cingular Wireless LLC as of December 31, 2004 and 2005 and the related consolidated statements of income, changes in members’ capital, comprehensive income and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Omnipoint Facilities Network II, LLC (Omnipoint), a wholly-owned subsidiary of GSM Facilities, LLC (an equity investee in which the Company had an approximate 60% interest at December 31, 2004), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to the 2003 and 2004 amounts included for Omnipoint, it is based solely on their report. In the consolidated financial statements, the Company’s indirect investment in Omnipoint is stated at $880 million at December 31, 2004, and the Company’s equity in net losses of Omnipoint is stated at $100 million for the year ended December 31, 2003 and $135 million for the year ended December 31, 2004.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors for 2003 and 2004 provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of other auditors for 2003 and 2004, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cingular Wireless LLC at December 31, 2004 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Atlanta, Georgia
February 24, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members and Board of Directors of GSM Facilities, LLC:
In our opinion, the accompanying balance sheet and the related statements of operations, of member’s equity and of cash flows (not presented separately herein) present fairly, in all material respects, the financial position of Omnipoint Facilities Network II, LLC (the “Company”) at December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Notes 1 and 5, the Company’s transactions are substantially with related parties, who are the Company’s member owners. Additionally, as described in Note 1, the Company relies on its member owners for funding requirements.
As described in Notes 1 and 6, the Company’s assets were contributed to T-Mobile USA, Inc. (“T-Mobile”) on January 5, 2005, as part of an agreement between T-Mobile and Cingular Wireless LLC to unwind the operations of their joint venture, GSM Facilities, LLC.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 3, 2005

CINGULAR WIRELESS LLC
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2005

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$352	$472
Accounts receivable, net of allowance for doubtful accounts of $348 and $286	3,448	3,622
Due from affiliates, net	138	—
Inventories	690	536
Prepaid assets	346	320
Current deferred tax assets	2	767
Other current assets	594	332

Total current assets	5,570	6,049
Property, plant and equipment, net	21,958	21,745
Licenses, net	24,762	25,242
Goodwill	21,637	22,359
Customer relationship intangibles, net	4,698	2,998
Other intangible assets, net	241	174
Investments in and advances to equity affiliates	2,676	7
Other assets	696	745

Total assets	$82,238	$79,319

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Debt maturing within one year	$2,158	$2,036
Accounts payable	1,383	1,920
Due to affiliates, net	—	54
Advanced billing and customer deposits	728	946
Accrued liabilities	3,714	5,052

Total current liabilities	7,983	10,008
Long-term debt:
Debt due to members	9,628	6,717
Other long-term debt, net of premium	14,229	12,623

Total long-term debt	23,857	19,340
Deferred tax liabilities, net	3,997	3,086
Other noncurrent liabilities	1,256	1,364

Total liabilities	37,093	33,798
Commitments and contingencies
Minority interests in consolidated entities	609	543
Members’ capital:
Members’ capital	44,714	44,988
Receivable for properties to be contributed	(178)	—
Accumulated other comprehensive loss, net of taxes	—	(10)

Total members’ capital	44,536	44,978

Total liabilities and members’ capital	$82,238	$79,319

See accompanying notes.

CINGULAR WIRELESS LLC
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2003	2004	2005

	(Dollars in millions)
Operating revenues:
Service revenues	$14,317	$17,602	$30,638
Equipment sales	1,260	1,963	3,795

Total operating revenues	15,577	19,565	34,433
Operating expenses:
Cost of services (excluding depreciation of $1,670, $2,259 and $4,112, which is included below)	3,775	4,737	9,318
Cost of equipment sales	2,031	2,874	5,069
Selling, general and administrative	5,428	7,349	11,647
Depreciation and amortization	2,089	3,077	6,575

Total operating expenses	13,323	18,037	32,609

Operating income	2,254	1,528	1,824
Other income (expenses):
Interest expense	(856)	(900)	(1,260)
Minority interest in earnings of consolidated entities	(101)	(86)	(102)
Equity in net (loss) earnings of affiliates	(333)	(415)	5
Other, net	41	16	64

Total other income (expenses)	(1,249)	(1,385)	(1,293)

Income before provision (benefit) for income taxes	1,005	143	531
Provision (benefit) for income taxes	28	(58)	198

Net income	$977	$201	$333

See accompanying notes.

CINGULAR WIRELESS LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

(Dollars in millions)
Balance at December 31, 2002,	$7,435
Net income	977
Distributions to members, net	(79)

Balance at December 31, 2003	8,333
Net income	201
Contributions from members, net	36,000
Other, net	2

Balance at December 31, 2004,	44,536
Net income	333
Contributions from members, net	117
Other, net	(8)

Balance at December 31, 2005	$44,978

See accompanying notes.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,

	2003	2004	2005

	(Dollars in millions)
Comprehensive Income
Net income	$977	$201	$333
Other comprehensive income (loss):
Minimum pension liability adjustment, net of taxes of $1 in 2004 and 2005	—	(4)	(4)
Net foreign currency translation adjustment, net of taxes of ($4) and $4 in 2004 and 2005	—	6	(6)

Total comprehensive income	$977	$203	$323

See accompanying notes.

CINGULAR WIRELESS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2003	2004	2005

	(Dollars in millions)
Operating activities
Net income	$977	$201	$333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,089	3,077	6,575
Provision for doubtful accounts	259	423	570
Minority interest in earnings of consolidated entities	101	86	102
Equity in net loss (earnings) of affiliates	333	415	(5)
Amortization of debt discount (premium), net	1	(43)	(231)
Deferred income taxes	(1)	(74)	90
Changes in operating assets and liabilities:
Accounts receivable	(331)	(336)	(732)
Inventories	(147)	(189)	163
Other current assets	(83)	(18)	181
Accounts payable and other current liabilities	278	(512)	999
Pensions and post-employment benefits	55	88	103
Other, net	155	202	253

Net cash provided by operating activities	3,686	3,320	8,401
Investing activities
Construction and capital expenditures	(2,734)	(3,449)	(7,475)
Investments in and advances to equity affiliates	(616)	(422)	(199)
Proceeds from dispositions of assets	7	188	3,874
Acquisition of AT&T Wireless, net of cash received	—	(35,543)	—
Acquisitions of other businesses and licenses, net of cash received	(25)	(1,632)	(155)
(Purchase) Redemption of held-to-maturity investments	—	(219)	219
Other	—	—	50

Net cash used in investing activities	(3,368)	(41,077)	(3,686)
Financing activities
Net borrowings (repayments) under revolving credit agreement	—	1,667	(1,156)
Repayment of long-term debt	(64)	(530)	(482)
Repayment of long-term debt due to members	—	(50)	(2,911)
Net distributions to minority interests	(33)	(141)	(46)
Contributions from members	10	36,024	—

Net cash (used in) provided by financing activities	(87)	36,970	(4,595)

Net increase (decrease) in cash and cash equivalents	231	(787)	120
Cash and cash equivalents at beginning of period	908	1,139	352

Cash and cash equivalents at end of period	$1,139	$352	$472

See accompanying notes.

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)
CINGULAR WIRELESS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(Dollars in Millions)

1.	Summary of Significant Accounting Policies

Background and Basis of Presentation
Cingular Wireless LLC (the Company) is a Delaware limited liability company formed in 2000 by SBC Communications Inc. (SBC) and BellSouth Corporation (BellSouth) as the operating company for their U.S. wireless joint venture. (On November 18, 2005, SBC acquired through merger AT&T Corp. and changed the name of the surviving entity to AT&T Inc. When used herein, “AT&T” will refer to the surviving entity and, prior to November 18, 2005, to SBC. AT&T Corp. will be referred to as “Old AT&T” prior to November 18, 2005.) AT&T and BellSouth, through their wholly-owned subsidiaries, respectively, own approximate 60% and 40% economic interests in the Company. Cingular Wireless Corporation (the Manager), which is directed equally by AT&T and BellSouth, acts as the Company’s manager and controls the Company’s management and operations. The Company provides wireless voice and data communications services, including local, long-distance and roaming services using both cellular and personal communications services (PCS) frequencies licensed by the Federal Communications Commission (FCC), and equipment to customers in 46 states, including service to all 100 of the largest U.S. metropolitan areas. All of the Company’s operations, which primarily serve customers in the U.S., are conducted through subsidiaries or joint ventures. Through roaming arrangements with other carriers, the Company provides its customers service in regions where it does not have network coverage and is thus able to serve customers in virtually the entire U.S. and over 180 foreign countries.
In October 2004, the Company acquired AT&T Wireless Services, Inc. (AT&T Wireless) for an aggregate consideration of approximately $41,000 in cash. AT&T Wireless, which has been renamed New Cingular Wireless Services, Inc. but will continue to be referred to herein as AT&T Wireless, is now a direct wholly-owned subsidiary of the Company. The operations of AT&T Wireless are integrated with those of the Company, and the business is conducted under the “Cingular” brand name.
As provided for in the original Contribution and Formation Agreement among the Company, AT&T and BellSouth, the majority of contributions of wireless operations and assets in certain markets were made during 2000 and 2001. The contribution by AT&T of wireless operations and assets in certain Arkansas markets occurred on May 1, 2005, and was recorded as “Receivable for properties to be contributed” in the consolidated balance sheets through the contribution date. Prior to the contribution, the Company managed the properties for a fee. Fees received for managing the Arkansas markets for the years ended December 31, 2003, 2004 and 2005 were $30, $40 and $30, respectively.
These consolidated financial statements include charges from AT&T and BellSouth for certain expenses pursuant to various agreements (see Note 11). These expenses are considered to be a reasonable reflection of the value of services provided or the benefits received by the Company.

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reflected in the consolidated financial statements and accompanying notes. The Company bases its estimates on experience, where applicable and other assumptions that management believes are reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions. Estimates are used when accounting for certain items such as accrued and deferred revenues, allowance for

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)
CINGULAR WIRELESS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
doubtful accounts, useful lives of property, plant and equipment, amortization periods for intangible assets, legal and tax contingencies, employee benefit programs, evaluation of minimum lease terms for operating leases, fair values of investments and intangible assets, asset impairment charges and deferred income taxes, including income tax valuation allowances. Additionally, estimates are used when recording the fair values of assets acquired and liabilities assumed in a purchase business combination.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company, variable interest entities in which the Company is the primary beneficiary as defined by Financial Accounting Standards Board (FASB) Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN 46R), and voting interest entities in which the Company exercises control. Other parties’ interests in consolidated entities are reported as minority interests. All significant intercompany transactions are eliminated in the consolidation process.
The equity method is used to account for investments that are not consolidated but in which the Company exercises significant influence. Investments in which the Company does not have the ability to exercise significant influence are accounted for under the cost method.

Segments
The Company manages the business as one reportable business segment, wireless communications services, which also is a single operating segment. The Company operates primarily in the U.S.

Revenue Recognition
The Company earns service revenues by providing access to its wireless network (access revenue) and for usage of its wireless system (airtime revenue). Access revenue from postpaid subscribers is billed either in advance or arrears and recognized ratably over the service period. Airtime revenue, including roaming revenue and long-distance revenue, is billed in arrears based on minutes of use and is recognized when the service is rendered. Data airtime revenue, also billed in arrears, is based upon either number of messages or kilobytes used and is recognized when the service is rendered. Prepaid airtime sold to subscribers and revenue collected from pay-in-advance subscribers is recorded as deferred revenue prior to the commencement of services, and revenue is recognized when airtime is used or expires. Access and airtime services provided are billed throughout the month according to the bill cycle in which a particular subscriber is placed. As a result of bill cycle cut-off times, the Company is required to make estimates for service revenues earned but not yet billed at the end of each month, and for advanced billings. Estimates for access revenues are based upon the most current bill cycle revenues. Estimates for airtime revenues are based upon historical minutes/messages/kilobytes of use.
The Company’s ROLLOVER® rate plans include a feature whereby unused anytime minutes do not expire each month but rather are available, under certain conditions, for future use for a period not to exceed one year from the date of purchase. The Company defers revenue based on an estimate of the portion of unused minutes expected to be utilized prior to expiration. Historical subscriber usage patterns, which have been consistent and which the Company views to be reliable for purposes of gauging predictive behavior, allow the Company to estimate the number of unused minutes to be utilized, as well as those which are likely to expire or be forfeited. No deferral of revenue is recorded for the minutes expected to expire or be forfeited, as no future performance is expected to be required by the Company, nor is there any obligation

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)
CINGULAR WIRELESS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to refund or redeem for value the expired minutes. The balance of the deferral as of December 31, 2004 and 2005 was $146 and $234, respectively, and has been included in “Advanced billing and customer deposits” in the consolidated balance sheets.
Service revenues include revenues from Company subscribers who roam outside their selected home coverage area, referred to as “incollect” roaming revenues, and revenues from other wireless carriers for roaming by their subscribers on the Company’s network, referred to as “outcollect” roaming revenues.
The Company offers enhanced services including caller ID, call waiting, call forwarding, three-way calling, no answer/busy transfer, text messaging and voice mail. Generally, these enhanced features generate additional service revenues through monthly subscription fees or increased wireless usage through utilization of the features. Other optional services, such as mobile-to-mobile calling, roadside assistance and handset insurance, may also be provided for a monthly fee. These enhanced features and optional services may be bundled with package rate plans or sold separately. Revenues for enhanced services and optional features are recognized as earned. Service revenues also include billings to our subscribers for Universal Service Fund (USF) and other regulatory fees.
Equipment sales consist principally of revenues from the sale of wireless handsets and accessories to new and existing subscribers and to agents and other third-party distributors. The revenue and related expenses associated with the sale of wireless handsets and accessories through our indirect sales channels are recognized when the products are delivered and accepted by the agent or third-party distributor, as this is considered to be a separate earnings process from the sale of wireless services and probability of collection is likely. Shipping and handling costs for wireless handsets sold to agents and other third-party distributors are classified as costs of equipment sales.
The Company has determined that the sale of wireless services through its direct sales channels with an accompanying handset constitutes a revenue arrangement with multiple deliverables in accordance with Emerging Issues Task Force (EITF) No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The Company accounts for these arrangements as separate units of accounting, including the wireless service and handset. Arrangement consideration received for the handset is recognized as equipment sales when the handset is delivered and accepted by the subscriber. Arrangement consideration received for the wireless service is recognized as service revenues when earned. As the non-refundable, up-front activation fee charged to the subscriber does not meet the criteria as a separate unit of accounting, the Company allocates the additional arrangement consideration received from the activation fee to the handset (the delivered item) to the extent that the aggregate handset and activation fee proceeds do not exceed the fair value of the handset. Any activation fees not allocated to the handset would be deferred upon activation and recognized as service revenue on a straight-line basis over the expected customer relationship period. The Company determined that the sale of wireless services through its indirect sales channels (agents) does not constitute a revenue arrangement with multiple deliverables. For indirect channel sales, the Company continues to defer non-refundable, up-front activation fees and associated costs to the extent of the related revenues in accordance with Staff Accounting Bulletin No. 104 (SAB 104). These deferred fees and costs are amortized on a straight-line basis over the estimated customer relationship period. The Company has recorded deferred revenues and deferred expenses of equal amounts in the consolidated balance sheets. As of December 31, 2004 and 2005, deferred revenues and expenses were $124 and $187, respectively.

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)
CINGULAR WIRELESS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes
The Company is not a taxable entity for federal income tax purposes. Rather, federal taxable income or loss is included in the Company’s respective members’ federal income tax returns. However, the Company’s provision (benefit) for income taxes includes federal and state income taxes for certain of its corporate subsidiaries, as well as for certain states which impose income taxes upon non-corporate legal entities. The acquisition of AT&T Wireless resulted in a significant increase in its pre-tax income (loss) from its corporate subsidiaries since AT&T Wireless retained its corporation status. However, after the acquisition, AT&T Wireless contributed the majority of its assets and liabilities to Cingular Wireless II, LLC (CW II), which it owns jointly with Cingular Wireless LLC. In exchange for the assets and liabilities contributed to CW II, AT&T Wireless received a 43% ownership interest in CW II, from which any income (loss) is allocated and is subject to federal and state income taxes. The remaining income (loss) from CW II is allocated to the Company and flows through to the members who are taxed at their level pursuant to federal and state income tax laws.
The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory rates. Pursuant to the provisions of Statement of Financial Accounting Standards No. 109, Accounting For Income Taxes (SFAS 109), the Company provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. See Note 13 for further information.

Required Distributions
The Company is required to make periodic distributions to its members on a pro rata basis in accordance with each member’s ownership interest in amounts sufficient to permit members to pay the tax liabilities resulting from allocations of income tax items from the Company. Since the Company did not generate taxable income in 2003, 2004 or 2005, the Company made no distributions for tax liabilities in 2003, 2004 or 2005.

Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with original maturities of three months or less. Outstanding checks and drafts of $169 and $336 have been included in “Accounts payable” in the consolidated balance sheets as of December 31, 2004 and 2005, respectively.

Accounts Receivable
Accounts receivable consist principally of trade accounts receivable from subscribers and are generally unsecured and due within 30 days. Credit losses relating to these receivables consistently have been within management’s expectations. Expected credit losses are recorded as an allowance for doubtful accounts in the consolidated balance sheets. Estimates of expected credit losses are based primarily on write-off experience, net of recoveries, and on the aging of the accounts receivable balances. The collection policies and procedures of the Company vary by credit class and payment history of customers. Provisions for uncollectible receivables are included in selling, general and administrative expenses.

Inventories
Inventories consist principally of wireless handsets and accessories and are valued at the lower of cost or market value. Market value is determined using current replacement cost.

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)
CINGULAR WIRELESS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment
Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. The cost of additions and substantial improvements is capitalized. Interest expense and network engineering costs incurred during the construction phase of the Company’s wireless network are capitalized as part of property, plant and equipment until the projects are completed and the assets are placed into service. The cost of maintenance and repairs is charged to operating expenses. Property, plant and equipment are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements, including cell site acquisition and other site construction improvements, are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured. Depreciation lives may be accelerated due to changes in technology, the rate of migration of the Company’s subscriber base from its Time Division Multiple Access (TDMA) network to its Global System for Mobile Communication (GSM) network or other industry conditions. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized and principally included in “Cost of services” in the consolidated statements of income.

Software Capitalization
The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized costs include direct development costs associated with internal use software, including internal direct labor costs and external costs of materials and services. These capitalized software costs are included in “Property, plant and equipment, net” in the consolidated balance sheets and are being amortized on a straight-line basis over a period not to exceed five years. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

Intangible Assets
Intangible assets consist primarily of customer relationships, FCC spectrum licenses and the excess of consideration paid over the fair value of net assets acquired in purchase business combinations (goodwill). In conjunction with the Company’s acquisition of AT&T Wireless, the Company also recorded intangible assets associated with trade names, trade marks and lease contracts.
Customer relationships represent values placed on subscribers of acquired businesses and have a finite life. The majority of the Company’s customer relationship intangible assets are amortized over a five-year period using the sum-of-the-months digits method.
In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill and other indefinite-lived intangible assets are not amortized. The Company has determined that its FCC spectrum licenses should be treated as indefinite-lived intangible assets (see Note 4). The FCC issues spectrum licenses for up to ten years that authorize wireless carriers to provide service in specific geographic service areas. In 1993, the FCC adopted specific standards to apply to wireless renewals, concluding it will award a license renewal to a licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The licenses held by the Company expire at various dates and the Company believes it will be able to meet all requirements necessary to secure renewal of its wireless licenses.

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)
CINGULAR WIRELESS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company tests goodwill and other indefinite-lived intangible assets for impairment on an annual basis. Additionally, goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the Company’s fair value below its carrying value. Indefinite-lived intangible assets will be tested between annual tests if events or changes in circumstances indicate that the asset might be impaired. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. See Note 4 for description of the goodwill and indefinite-lived intangible asset impairment tests.

Valuation of Long-lived Assets
Long-lived assets, including property, plant and equipment and intangible assets with finite lives, are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. In analyzing potential impairment, the Company uses projections of future cash flows from the asset group. These projections are based on the Company’s views of forecasted growth rates, anticipated future economic conditions, appropriate discount rates relative to risk and estimates of residual values. If the total of the expected future undiscounted cash flows from the asset group the Company intends to hold and use is less than the carrying amount of the asset group, a loss is recognized for the difference between the fair value and carrying amount of the asset group. The asset group to be held and used represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The Company has determined the lowest level for which cash flows are largely independent of the cash flows of other groups is the consolidated company level. For assets the Company intends to dispose of, a loss is recognized if the carrying amount of the assets in the disposal group is more than fair value, net of the costs of disposal. The Company principally uses the discounted cash flow method to estimate the fair value of its long-lived assets. The discount rate applied to the undiscounted cash flows is consistent with the Company’s weighted-average cost of capital.

Asset Retirement Obligations
In accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143), the Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalizes that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, the Company either settles the obligation for its recorded amount or incurs a gain or loss.
The Company has certain legal obligations related to network infrastructure, principally tower and related assets, certain administrative facilities and battery disposal, which fall within the scope of SFAS 143. These legal obligations include obligations to remediate leased land on which the Company’s network infrastructure and administrative assets are located. The significant assumptions used in estimating the Company’s asset retirement obligations include the following: a probability, depending upon the type of operating lease, that the Company’s assets with asset retirement obligations will be remediated at the lessor’s directive; expected settlement dates that coincide with lease expiration dates plus estimates of lease extensions; remediation costs that are indicative of what third party vendors would charge the Company to

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)
CINGULAR WIRELESS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
remediate the sites; expected inflation rates that are consistent with historical inflation rates; and credit-adjusted risk-free rates that approximate the Company’s incremental borrowing rates.

Advertising Costs
Costs for advertising are expensed as incurred. Total advertising expenses were $643, $973 and $1,249 for the years ended December 31, 2003, 2004 and 2005, respectively.

Operating Leases
Rent expense is recorded on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. The difference between rent expense and rent paid is recorded as deferred rent and is included in “Accrued liabilities” and “Other noncurrent liabilities” in the consolidated balance sheets.

Derivative Financial Instruments
In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), the Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheets and measures those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivative instruments will be recorded to earnings or other comprehensive income (loss) depending on the use of the derivative instrument and whether it qualifies for hedge accounting. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives used in hedging transactions are effective. Should it be determined that a derivative is not effective as a hedge, the Company would discontinue the hedge accounting prospectively.
The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions.

New Accounting Standards
In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (an interpretation of FASB Statement No. 143) (FIN 47). This Interpretation clarifies that the term conditional asset retirement obligation, as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty may exist about the timing and (or) method of settlement. Accordingly, an entity is required to recognize the fair value of a liability for the conditional asset retirement obligation when incurred and the uncertainty about the timing and (or) method of settlement should be factored into the measurement of the liability when sufficient information exists. This Interpretation is effective no later than December 31, 2005. Retrospective application of interim financial information is permitted but is not required. Additionally, companies shall recognize the cumulative effect of initially applying this Interpretation as a change in accounting principle. The Company adopted this new pronouncement effective December 31, 2005. The impact to the Company’s consolidated financial statements as a result of adopting this new statement is not material.

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Reclassifications
Certain amounts have been reclassified in the consolidated financial statements to conform to the current year presentation. The consolidated statements of income for 2003 and 2004 have been reclassified to reflect certain billings to the Company’s subscribers related to gross receipts taxes as “Service revenues” and the related payments to the associated taxing authorities and regulatory agencies as “Cost of services” expense. Operating income and net income for both years were unaffected by the reclassification. The amounts reclassified for 2003 and 2004 were $94 and $129, respectively.

2.	Acquisitions and Dispositions
During 2003, 2004 and 2005, the Company completed certain transactions as part of its overall strategy to expand its wireless footprint and divest itself of nonstrategic assets, as well as divestitures required by regulatory agencies.
Acquisitions

AT&T Wireless
In October 2004, the Company acquired AT&T Wireless in a transaction accounted for under the purchase method prescribed in SFAS No. 141, Business Combinations (SFAS 141). AT&T Wireless was a provider of wireless voice and data services and products primarily in the U.S. and served nearly 22 million subscribers as of the acquisition date. AT&T Wireless also held equity interests in Triton PCS Holdings, Inc. (Triton), Cincinnati Bell, Inc. (Cincinnati Bell), TeleCorp PCS, Inc. (TeleCorp) and other U.S. and international communications ventures, corporations and partnerships. The acquisition formed the largest wireless communications company in the U.S., based upon the number of subscribers.
The aggregate consideration paid to AT&T Wireless shareholders to complete the AT&T Wireless acquisition was approximately $41,000 in cash. The Company received $36,024 in equity funding from AT&T and BellSouth to finance the acquisition in proportion to their respective economic interests. The remaining portion of the purchase price was funded with AT&T Wireless cash on hand. The results of AT&T Wireless’ operations have been included in the Company’s consolidated financial statements since the acquisition date.
The acquisition was structured as a merger of a wholly-owned subsidiary of the Manager with and into AT&T Wireless, following which AT&T Wireless became a direct wholly-owned subsidiary of the Manager, and as the surviving entity, AT&T Wireless retained all of its assets and liabilities. Following the merger, the Manager sold all its interests in AT&T Wireless to the Company for $36,024, and AT&T Wireless then became its direct wholly-owned subsidiary. Subsequently, a significant portion of the operations, including assets, liabilities and subsidiary entities, were transferred from the Company and AT&T Wireless to CW II. The Company and CW II executed supplemental indentures to AT&T Wireless’s two indentures under which its Senior Notes are outstanding to become co-obligated for all obligations thereunder. Further, AT&T Wireless and CW II executed supplemental indentures to the Company’s indenture governing the Company’s Senior Notes to become co-obligated for all obligations thereunder. As a result, CW II, AT&T Wireless and the Company are co-obligated on all of the Company’s and AT&T Wireless’ Senior Notes.

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The Company paid a premium (i.e., goodwill) over the fair value of the net tangible and identified intangible assets acquired for a number of reasons, including but not limited to the following:

•	AT&T Wireless fills in the Company’s licensed spectrum and network footprints by covering areas where it did not have licenses or network infrastructure;

•	AT&T Wireless adds depth to the Company’s licensed spectrum position in existing markets, enhancing the Company’s ability to offer high-speed data services and reduce capital expenditures;

•	AT&T Wireless’ subscriber base, which has a stronger business subscriber component than that of the Company, adds a complementary subscriber mix to the Company’s subscriber base;

•	AT&T Wireless’ average revenue per user, or “ARPU”, had historically been higher than that of the Company’s subscribers;

•	AT&T Wireless gives the Company added size and scale to compete more effectively in the industry and to procure more significant cost economies from vendors; and

•	the acquisition will reduce the Company’s incollect roaming costs because of the broader post-acquisition footprint.

Allocation of Purchase Price
The application of purchase accounting under SFAS 141 required that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date. The allocation process required an analysis of all such assets and liabilities including acquired contracts, customer relationships, FCC licenses, contractual commitments and legal contingencies to identify and record the fair value of all assets acquired and liabilities assumed. In valuing acquired assets and assumed liabilities, fair values were based on, but were not limited to: future expected cash flows; current replacement cost for similar capacity for certain property, plant and equipment; market rate assumptions for contractual obligations; estimates of settlement costs for litigation and contingencies; and appropriate discount rates and growth rates.
The approach to the estimation of the fair values of the AT&T Wireless intangible assets involved the following steps:

•	Preparation of discounted cash flow analyses;

•	Deduction of the fair values of tangible assets;

•	Determination of the fair value of identified significant intangible assets;

•	Reconciliation of the individual assets’ returns with the weighted average cost of capital; and

•	Allocation of the excess purchase price over the fair value of the identifiable assets and liabilities acquired to goodwill.
The amounts reported as of December 31, 2004 in the table below reflect the estimated fair values as of the acquisition date of October 26, 2004 plus adjustments made during the fourth quarter of 2004. The

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adjustments summarized in the table below include purchase price allocation adjustments made during 2005 prior to the end of the allocation period.

	Purchase Price Allocation

	As of			As of
	December 31, 2004		Adjustments(2)	October 26, 2005

Assets acquired:
Current assets	$8,457	(1)	$2	$8,459
Property, plant and equipment	10,314		(2,310)	8,004
Intangible assets not subject to amortization
Licenses	15,540		649	16,189
Intangible assets subject to amortization
Customer relationships	5,010		(23)	4,987
Other intangible assets	312		—	312
Investments in unconsolidated subsidiaries	898		103	1,001
Other assets	447		(12)	435
Goodwill	20,468		774	21,242

Total assets acquired	61,446		(817)	60,629
Liabilities assumed:
Current liabilities, excluding current portion of long-term debt	3,261		934	4,195
Long-term debt	12,172		4	12,176
Deferred income taxes	3,938		(1,763)	2,175
Other non-current liabilities	811		8	819

Total liabilities assumed	20,182		(817)	19,365

Net assets acquired	$41,264		$—	$41,264

(1)	Includes $5,240 of cash used to finance the acquisition.

(2)	Adjustments include the impact of integration plans approved by management in June and October 2005, wherein the utility and expected lives of certain network and non-network property, plant and equipment and internal-use software acquired were reduced as a result of management decisions and refinements to assumptions and/or data used to assign asset values in the purchase price allocation. The impact of these plans and refinements resulted in a reduction to the valuation of these former AT&T Wireless assets as of the acquisition date. Included in our 2005 operating results is a $35 reduction of depreciation expense attributable to the fourth quarter of 2004 related to a $1,645 reduction in the valuation of property, plant and equipment resulting from the integration plans approved and management decisions made in 2005. Changes to the valuation of property, plant and equipment resulted in adjustments to the fair value of certain identifiable intangible assets acquired and goodwill and associated deferred taxes. The integration plans also resulted in the recognition of liabilities under EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (EITF 95-3), that adjusted the purchase price allocation (see also Note 12 for further detail); adjustments to these liabilities have been recorded as of December 31, 2005, and may

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continue as the integration plans are executed and completed in 2006. The purchase price allocation has also been adjusted to record preacquisition contingencies. In addition to the deferred tax impacts associated with valuation adjustments, a net reduction in deferred taxes was recorded to reflect revisions to the tax bases of the assets acquired and liabilities assumed in the purchase, and correspondingly reduced goodwill.
In accordance with SFAS 141, goodwill includes a portion of value for assembled workforce which is not separately classified from goodwill. Deferred tax liabilities have been recorded on all intangible assets except non-deductible goodwill. Tax benefits will be reflected in the consolidated statements of income in future periods as the book basis of finite-lived intangible assets is amortized over their associated useful lives or if any intangible assets except non-deductible goodwill are impaired.
Substantially all of the licenses acquired have an indefinite life, and accordingly, are not subject to amortization. The majority of customer relationship intangible assets are being amortized over a weighted-average period of five years using the sum-of-the-months digits method. This method best reflects the estimated pattern in which the economic benefits will be consumed. Other intangible assets and other noncurrent liabilities include lease and sublease contracts, which are amortized over the remaining terms of the underlying leases and have a weighted-average amortization period of seven years. Other intangibles also includes the right to use the AT&T Wireless brand trade name, which was amortized over a six month period following the acquisition, and represented the use period under the Brand License Agreement with Old AT&T, as amended. Trademarks are amortized over their expected remaining economic lives, ranging from five to six years, and have a weighted-average amortization period of 5.6 years.
The Company completed an assessment of any preacquisition contingencies where the related liability was probable and the amount of the liability could be reasonably estimated. In connection with this assessment, the Company recorded preacquisition liabilities of $172 related to pending legal proceedings in the final purchase price allocation.

Triton Wireless Properties
In September 2004, the Company and AT&T Wireless and Triton signed an agreement providing for the acquisition by the Company of Triton’s wireless properties in Virginia (the “Virginia properties”) in exchange for certain of AT&T Wireless’ properties in North Carolina, Puerto Rico and the U.S. Virgin Islands (the “NC/ PR properties”). In addition, the Company agreed to pay Triton $176 in cash. The exchange of network properties closed on December 1, 2004, and was accounted for as a purchase in accordance with SFAS 141. The FCC licenses were retained by the respective parties pending FCC approval for the transfer, which occurred in November 2005. The results of the Virginia properties have been included in, and the results of the exchanged properties have been excluded from, the Company’s consolidated financial statements since the respective closing dates.

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Under the purchase method of accounting, the assets and liabilities of the Virginia properties were recorded at their respective fair values as of the date of acquisition. The following table summarizes the estimated fair values of the assets and liabilities exchanged as of the acquisition date.

	Virginia	NC/PR	Combined
	Properties	Properties	Totals

Assets acquired (disposed):
Current assets	$32	$(62)	$(30)
Property, plant and equipment	147	(285)	(138)
Customer relationships	48	(68)	(20)
FCC Licenses	301	(227)	74
Goodwill	364	(117)	247

Total assets acquired (disposed)	892	(759)	133
Liabilities assumed (disposed):
Current liabilities	13	4	17
Noncurrent liabilities	—	(60)	(60)

Total liabilities assumed (disposed)	13	(56)	(43)

Net assets acquired (disposed)	$879	$(703)	$176

In addition to the wireless property exchange, AT&T Wireless and Triton, through wholly-owned subsidiaries, signed an agreement in July 2004 to terminate their stockholders’ agreement which would terminate a market exclusivity arrangement between the parties. As of the close of the AT&T Wireless acquisition, the Company had wireless operations in markets where AT&T Wireless was prohibited from operating under the exclusivity arrangement. In exchange for the termination of the stockholders’ agreement, AT&T Wireless agreed to surrender to Triton its equity interest in Triton valued at $194. This transaction closed on October 26, 2004, immediately following the acquisition of AT&T Wireless. With the consummation of this agreement, the Company is able to provide on its network continuing service in areas where Triton currently has operations. The Company recognized no gain or loss on the transaction.

Pro Forma Financial Information
The following unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 2003 and 2004 assume that the acquisitions of AT&T Wireless and the Virginia properties were completed as of January 1 in each fiscal year shown below:

	Year Ended
	December 31,

	2003	2004

	(Unaudited)
Revenues	$31,238	$32,179
Income before provision for income taxes	1,626	232
Net income	1,353	193
The pro forma amounts represent the historical operating results of AT&T Wireless and the Virginia properties with appropriate adjustments that give effect to depreciation and amortization, interest expense, income taxes, and the elimination of intercompany roaming activity among the Company, AT&T Wireless

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and the Virginia properties. The effects of other non-acquisition related items are included in the pro forma amounts presented above. The pro forma amounts are not necessarily indicative of the operating results that would have occurred if the acquisitions and related transactions had been completed at the beginning of the applicable periods presented. In addition, the pro forma amounts are not necessarily indicative of operating results in future periods, in which the Company might realize revenue enhancements and cost savings.

Acquisition of NextWave Licenses
In August 2003, the Company executed an agreement with NextWave Telecom, Inc. and certain of its affiliates for the purchase of FCC licenses for wireless spectrum in 34 markets for $1,400 in cash. The transaction closed in April 2004, and the Company recorded this cost as additional licenses in the consolidated balance sheet.
Dispositions

Termination of GSMF Network Infrastructure Joint Venture
In May 2004, the Company and T-Mobile entered into an agreement, subject to the closing of the acquisition of AT&T Wireless, to dissolve GSM Facilities, LLC (GSMF), sell to T-Mobile certain spectrum licenses and other assets and exchange certain other spectrum licenses. The first stage of these transactions closed in January 2005.
Pursuant to the agreement, the joint venture was dissolved and the Company sold its ownership of the California/ Nevada Major Trading Area (MTA) network assets to T-Mobile for approximately $2,500 in cash. Also, as part of the dissolution, the Company was required to contribute an additional $200 to the venture to restore a capital account deficit. The Company retained the right to utilize the California/ Nevada and New York T-Mobile networks during a four-year transition period and has committed to purchase a minimum number of minutes over this term with a purchase commitment value of $1,200 (see Note 15). The Company and T-Mobile retained all of their respective customers in each market. Additionally, in January 2005, the Company sold 10 megahertz (MHz) of spectrum to T-Mobile in each of the San Francisco, Sacramento and Las Vegas Basic Trading Areas (BTAs) for $180 as part of the dissolution of GSMF.
As part of the original joint venture agreement, the Company and T-Mobile were each to receive 50% of the spectrum used in the operation of the joint venture following its dissolution. Spectrum licenses were not contributed to the joint venture upon its formation in 2001, but rather were subject to a separate agreement governing their use. In connection with the dissolution, the Company and T-Mobile are contractually required to exchange certain spectrum licenses. The Company expects the spectrum licenses to be exchanged on January 1, 2007. The Company will receive 10 MHz of spectrum in the New York BTA and 2.5 MHz of spectrum in the Las Vegas, Nevada BTA, and T-Mobile will receive 5 MHz of spectrum in each of nine BTAs in California, the largest of which is San Diego. T-Mobile also has the option to purchase an additional 10 MHz of spectrum in the Los Angeles and San Diego BTAs from the Company commencing January 2007. The Company expects to recognize a net gain on the dissolution of the joint venture upon the completion of the spectrum exchange in 2007, principally due to the value of the New York spectrum to be received in connection with the consummation of these transactions.

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Investment in Cincinnati Bell Wireless
In connection with the acquisition of AT&T Wireless, the Company and Cincinnati Bell signed an agreement in August 2004 that allowed the Company the right to put to Cincinnati Bell, AT&T Wireless’ 19.9% equity interest in Cincinnati Bell’s wireless subsidiary, Cincinnati Bell Wireless LLC (CBW), for $83. In February 2006, the Company exercised this put right and closed on the transfer of its investment to Cincinnati Bell. The Company accounted for its investment in CBW under the cost method. This investment, which had carrying amounts of $81 and $83 as of December 31, 2004 and 2005, respectively, is included in “Other assets” in the consolidated balance sheets. The gain on the sale was not material.

Mobitex Data Business
In September 2004, the Company sold Cingular Interactive, L.P. (Cingular Interactive), a data messaging business utilizing the proprietary “Mobitex” packet switched network. In connection with its agreement to sell Cingular Interactive, the Company evaluated the Cingular Interactive long-lived asset carrying values, including property, plant and equipment and FCC licenses, for recoverability. Based on the results of the recoverability test, the Company adjusted the carrying values of the Cingular Interactive long-lived assets to their fair value in September 2004, resulting in a loss of $31. Fair value was determined using the agreed upon sale price for the Cingular Interactive assets, less costs to sell. The write-down of the long-lived assets is included in “Cost of services” in the consolidated statements of income and “Other, net” in the consolidated statements of cash flows for 2004. The loss recognized on sale of Cingular Interactive in October 2004 was not material.

Sale of Bermuda and Caribbean Operations and Licenses
In June 2005, the Company signed a stock purchase agreement with Digicel Limited (Digicel) to sell former AT&T Wireless operations and licenses in Bermuda and certain Caribbean markets to Digicel for $61 in cash (subject to certain potential adjustments under the agreement). The majority of the transaction closed in the third and fourth quarters of 2005 for which the Company received approximately $57 in cash. No gain or loss was recognized on the sales that closed. The two remaining markets are expected to close upon governmental and regulatory approvals in the respective markets. The Company does not expect to recognize a material gain or loss on these assets which are included in other current assets in the accompanying consolidated balance sheets as of December 31, 2005. The operating results of the Caribbean markets are not material for any period presented.

Other Divestitures
The Company has completed a series of transactions to dispose of certain domestic wireless assets, including those required to be divested by the FCC and the U.S. Department of Justice (DOJ) in connection with its acquisition of AT&T Wireless. These dispositions did not have a material impact on the Company’s ability to provide services in any market or on its results of operations. The most significant of the required dispositions was the transaction completed in April 2005 with Alltel Corporation, in which the Company sold to Alltel, licenses, network assets and subscribers in several markets that the Company acquired as part of the AT&T Wireless acquisition. In exchange for the assets sold, the Company received cash and additional minority interests in partnerships that it already controlled. The Company also sold to Alltel 20 MHz of spectrum and network assets formerly held by AT&T Wireless in Wichita, Kansas, which it was not required to divest. The fair value of the assets exchanged in the transactions was approximately $400. The gain recognized on the exchange was not material.

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3.	Property, Plant and Equipment
Property, plant and equipment is summarized as follows:

		December 31,
	Estimated
	Useful Lives	2004	2005

	(In years)
Land	—	$95	$109
Buildings and building improvements	10-25	6,182	5,792
Operating and other equipment	2-15	25,388	29,217
Furniture and fixtures	3-10	450	427
Construction in progress	—	810	1,599

		32,925	37,144
Less accumulated depreciation and amortization		10,967	15,399

Property, plant and equipment, net		$21,958	$21,745

Depreciation expense and capitalized interest and network engineering costs incurred during the construction phase of the Company’s wireless network are summarized as follows:

	Year Ended December 31,

	2003	2004	2005

Depreciation expense	$1,927	$2,562	$4,812
Capitalized interest costs	15	16	44
Capitalized network engineering costs	103	134	255
The net book value of assets recorded under capital leases was $916 and $897 at December 31, 2004 and 2005, respectively. These capital leases principally relate to communications towers and other operating equipment. Amortization of assets recorded under capital leases is included in depreciation expense. Capital lease additions for the years ended December 31, 2003, 2004 and 2005 were $143, $94 and $79, respectively.
Previously, the Company’s cellular/ PCS networks were equipped with GSM or TDMA digital transmission technologies. In the second quarter of 2004, the Company completed a two-year overlay of GSM equipment throughout its TDMA markets to provide a common voice standard. As a part of this project, the Company added high-speed technologies for data services known as General Packet Radio Service (GPRS) and Enhanced Data Rates for GSM Evolution (EDGE). Due to the accelerated migration of traffic to its GSM network experienced in 2004, the Company evaluated the estimated useful lives of its TDMA equipment. This review was completed in the fourth quarter of 2004 and, effective October 1, 2004, useful lives were further shortened to fully depreciate all TDMA equipment by December 31, 2007. This change in estimate increased depreciation expense in the fourth quarter of 2004 by $61 and 2005 depreciation expense by approximately $235.

4.	Intangible Assets
A significant portion of the Company’s intangible assets are FCC licenses that provide the Company with the exclusive right to utilize certain radio frequency spectrum to provide wireless communications services. While FCC licenses are issued for only a fixed time, renewals of FCC licenses have occurred routinely and

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at nominal cost. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of its FCC licenses and therefore treats the FCC licenses as an indefinite-lived intangible asset under the provisions of SFAS 142.
In accordance with EITF No. 02-7, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets, the Company tests its licenses for impairment on an aggregate basis, consistent with the Company’s management of the business on a national scope. The Company utilizes a fair value approach, incorporating discounted cash flows, to complete the test. This approach determines the fair value of the FCC licenses and, accordingly, incorporates cash flow assumptions regarding the investment in a network, the development of distribution channels and other inputs for making the business operational. As these inputs are included in determining free cash flows of the business, the present value of the free cash flows is attributable to the licenses. The discount rate applied to the cash flows is consistent with the Company’s weighted-average cost of capital.
During the fourth quarters of 2003, 2004 and 2005, the Company completed its annual impairment tests for goodwill and indefinite-lived FCC licenses. These annual impairment tests, prepared as of October 1, resulted in no impairment of the Company’s goodwill or indefinite-lived FCC licenses.
Summarized below are the carrying values for the major classes of intangible assets that will continue to be amortized under SFAS 142, as well as the carrying values of those intangible assets deemed to have indefinite lives:

		December 31, 2004		December 31, 2005

	Estimated	Gross		Gross
	Useful	Carrying	Accumulated	Carrying	Accumulated
	Lives	Amount	Amortization	Amount	Amortization

	(In years)
Intangible assets subject to amortization:
Customer relationships	5	$5,273	$(575)	$5,316	$(2,318)
Other	1-18	326	(73)	306	(134)

Total		$5,599	$(648)	$5,622	$(2,452)

Intangible assets not subject to amortization:
FCC licenses		$24,748	$—	$25,242	$—

Goodwill		$21,637	$—	$22,359	$—

The weighted average estimated useful lives of intangible assets subject to amortization was 5.0 years as of December 31, 2005, with remaining useful lives of approximately 3.8 years.
The changes in the carrying value of goodwill for the year ended December 31, 2005, which are largely attributable to adjustments to the purchase price allocation of AT&T Wireless assets and liabilities, are as follows:.

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Balance, December 31, 2004	$21,637
Goodwill acquired	65
Goodwill disposed of	(150)
Other adjustments	807

Balance, December 31, 2005	$22,359

The following table presents current and estimated amortization expense for each of the following periods:

Aggregate amortization expense for the year ended:
2003	$162
2004	515
2005	1,763
Estimated amortization expense for the year ending:
2006	1,315
2007	955
2008	603
2009	237
2010 and thereafter	60
In addition to the SFAS 142 intangible assets noted above, the Company had $2 of intangible assets in each of 2004 and 2005 in connection with the recognition of an additional minimum liability for its bargained pension plan and/or other unqualified benefit plans as required by SFAS No. 87, Employers’ Accounting for Pensions, (SFAS 87) (see Note 14).

5.	Investments in and Advances to Equity Affiliates
The Company had investments in affiliates and had made advances to entities that provided the Company access to additional U.S. and international wireless markets. The Company did not have a controlling interest in these investments, and all of these investments were accounted for under the equity method of accounting. The most significant of these investments was GSMF, a jointly controlled network infrastructure venture with T-Mobile for networks in the New York City metropolitan area, California and Nevada. GSMF was dissolved in January 2005, and the others were sold during 2005.
Investments in and advances to equity affiliates consisted of the following at December 31, 2004:

Investment in GSMF	$2,108
Investment in Atlantic West B.V. (Netherlands)	349
Investment in IDEA Cellular Ltd. (India)	210
Other	9

$2,676

GSMF
In November 2001, the Company and T-Mobile formed GSMF and contributed to it portions of their existing network infrastructures in the California, Nevada and New York City metropolitan area markets.

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Management control of GSMF was vested in a four-member management committee. Both companies bought network services from GSMF but retained ownership and control of their own licenses in those markets. The Company and T-Mobile independently marketed their services to subscribers and utilized their own sales, marketing, billing and customer care operations. In July 2002, the Company began marketing its commercial service in the New York City market and T-Mobile began service in California and Nevada.
The Company and T-Mobile jointly funded capital expenditures of GSMF and procured services and network equipment on behalf of GSMF in the respective markets. Network equipment was contributed to GSMF at prices which approximated fair value. The Company deferred any resulting profits and recorded them as part of “Investments in and advances to equity affiliates” in the consolidated balance sheets. The Company recognized the intercompany profit over the estimated useful lives of the related assets as a reduction of equity in net loss of affiliates.
In January 2005, the Company and T-Mobile terminated their network infrastructure joint venture through a series of transactions. See Note 2 for additional information.
The Company incurred and charged to GSMF certain network operating costs. The monthly operating expenses of GSMF, including monthly cash payments made on tower capital lease obligations, were then charged back to the Company and T-Mobile based upon each party’s proportionate share of licensed spectrum in each market. Through a separate reciprocal home roaming agreement, the Company and T-Mobile charged each other for usage that was not in the same proportion as the spectrum-based allocations. This usage charge was primarily based upon the Company’s and T-Mobile’s share of the total minutes of use on the respective networks. These charges for network services are included in “Cost of services” in the consolidated statements of income. These transactions are summarized as follows:

	Year Ended
	December 31,

	2003	2004

Network operating costs charged to GSMF	$320	$385
Network services received based on usage	254	253
At December 31, 2004, the “Due from affiliates, net” caption in the consolidated balance sheets included $125 and $13 related to transactions between the Company and GSMF for the settlement of capital obligations and settlement of operating expenses, respectively.
GSMF incurred net losses due to depreciation, deferred rent and interest expense, which were not reimbursed by the Company or T-Mobile. For the years ended December 31, 2003 and 2004, the Company recorded equity in the net loss of GSMF of $335 and $416, respectively.

Atlantic West B.V.
Atlantic West B.V. (AWBV), which was acquired through AT&T Wireless, was a joint venture between the Company and Verizon Communications, Inc. (Verizon). AWBV owned a 49% interest in Eurotel Bratislava a.s. (Bratislava), a wireless operating entity in Slovakia prior to its sale in December 2004. In December 2004, AWBV sold its interest in Bratislava to Slovak Telecom a.s. for cash proceeds of $315. The Company’s share of proceeds from the sale totaled $158. AWBV distributed $280 of the proceeds upon completion of the sale, of which $140 was distributed to the Company. The remaining cash proceeds, along with $662 in cash from a prior sale, were distributed equally to the Company and Verizon in June

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2005 upon completion of a repatriation plan which qualified under the American Jobs Creation Act of 2004 (see Note 13). The Company recognized no gain or loss on the sale transaction as the assumed fair value of the investment, in conjunction with its purchase of AT&T Wireless, equaled the transaction sale proceeds. AWBV is no longer operational as of December 31, 2005.

IDEA Cellular Ltd.
In September 2005, the Company sold its 32.9% interest in IDEA Cellular Ltd. (IDEA), a cellular telecommunications company in India, to the other principal shareholders in IDEA for $300 in cash. The Company recognized no gain or loss on the transaction.

6.	Variable Interest Entities
The Company has variable interests in several entities for which it is deemed to be the primary beneficiary and accordingly consolidates the statements of financial position, results of operations and cash flows for these entities pursuant to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities — an interpretation of ARB No. 51 (FIN 46R). These variable interests typically consist of a combination of some or all of voting equity interests, nonvoting equity interests, loans and put options that provide the other owners the right to require the Company, subject to prior governmental approvals to purchase their ownership interest if and when certain events occur. These entities were formed to enable individuals and businesses with limited assets and revenues to partner with, and receive financing from, large businesses, such as the Company or AT&T Wireless, to bid on licenses that were otherwise unavailable to large entities. To date, the activities of these entities have consisted primarily of acquiring licenses through acquisitions and FCC auctions and network construction. The Company has no significant variable interests for which it is not deemed to be the primary beneficiary.

Salmon PCS LLC
In November 2000, the Company and Crowley Digital Wireless, LLC (Crowley Digital) entered into an agreement, pursuant to which Salmon PCS LLC (Salmon) was formed to bid as a “very small business” for certain 1900 MHz band PCS licenses auctioned by the FCC.
Crowley Digital has the right to put its approximate 20% economic interest in Salmon to the Company at a cash price equal to Crowley Digital’s initial investment plus a specified rate of return. The put right can be exercised at certain times ending in April 2008. The Company’s maximum liability for the purchase of Crowley Digital’s interest in Salmon under this put right is $225. The fair values of this put obligation, estimated at $155 and $172 as of December 31, 2004 and 2005, are included in “Other noncurrent liabilities” and “Accrued liabilities” in the consolidated balance sheets for the respective periods.

Edge Mobile Wireless, LLC
In November 2004, the Company and Edge Mobile Wireless, LLC (Edge Mobile Wireless) formed Edge Mobile, LLC (Edge) to bid as an “entrepreneur” for certain 1900 MHz band PCS licenses auctioned by the FCC. In February 2005, Edge’s total high bids for the 21 licenses it won at auction in November 2005 amounted to $181, of which the Company was obligated to fund $174. In December 2004, the Company contributed $31 in equity to Edge, which was used to pay for a portion of the licenses. The Company contributed equity and made advances to Edge in March 2005 of $7 and $136, respectively, to cover its remaining obligation.

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Edge Mobile Wireless will have the right to put its economic interest in Edge to the Company at a cash price equal to Edge Mobile Wireless’ investment plus a specified rate of return. The put right can be exercised at certain times, but, in no event, prior to the grant of the licenses. Upon grant of the licenses to Edge in November 2005, the Company recorded the estimated fair value of the put obligation, which is immaterial to the Company’s financial condition.

AT&T Wireless Variable Interest Entities
As a result of the AT&T Wireless acquisition, the Company’s consolidated financial statements include other variable interest entities, similar to Salmon and Edge Mobile Wireless. The Company’s maximum liability related to these entities as of December 31, 2005 was approximately $147, which represents the gross payment under the put options that provide the other owners the right to require the Company to purchase their ownership interests under certain circumstances. Also, through its acquisition of AT&T Wireless, the Company acquired a variable interest and was deemed to be the primary beneficiary in an entity engaged in leasing activities.

7.	Accrued Liabilities
Accrued liabilities are summarized as follows:

	December 31,

	2004	2005

Accrued fixed asset purchases	$822	$1,369
Taxes, other than income	387	499
Payroll and other related liabilities	697	622
Agent commissions	329	289
Advertising	231	125
Accrued interest	232	219
Lease termination costs	—	291
Equipment removal costs	—	190
Other	1,016	1,448

Total accrued liabilities	$3,714	$5,052

8.	Debt

Debt Maturing Within One Year

Revolving Credit Agreement
Effective August 1, 2004, the Company entered into a revolving credit agreement with AT&T and BellSouth for them to provide unsubordinated short-term financing on a pro rata basis at an interest rate of LIBOR plus 0.05% for the Company’s ordinary course operations based upon the Company’s budget and forecasted cash needs. The revolving credit agreement provides that in the event that the Company has available cash (as defined) on any business day, such amount shall first be applied to the repayment of the revolving loans, and any remaining excess shall then be applied to the repayment of the Subordinated Notes (member loans) from AT&T and BellSouth at month end if the Company does not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
then require a cash advance under the agreement. As of December 31, 2005, the Company had an outstanding balance of $511 under the revolving credit agreement. The agreement was amended in June 2005 to extend expiration until July 31, 2007. The weighted average annual interest rate under this agreement for the period August 1, 2004 through December 31, 2004 and for the year ended December 31, 2005 was 2.3% and 2.9% respectively. Interest expense on the revolving credit agreement for the years ended December 31, 2004 and 2005 was $4 and $11, respectively.

Long-term Debt
Long-term debt is summarized as follows:

	December 31,

	2004	2005

Due to members — Subordinated Notes due June 2008	$9,628	$6,717
Due to external parties — Cingular Wireless LLC, maker:
5.625% Senior Notes, due December 2006	500	500
6.5% Senior Notes, due December 2011	750	750
7.125% Senior Notes, due December 2031	750	750
Due to external parties — AT&T Wireless Services, Inc., maker:
6.875% Senior Notes, due April 2005	250	—
7.35% Senior Notes, due March 2006	1,000	1,000
7.5% Senior Notes, due May 2007	750	750
7.875% Senior Notes, due March 2011	3,000	3,000
8.125% Senior Notes, due May 2012	2,000	2,000
8.75% Senior Notes, due March 2031	2,500	2,500
Due to external parties — TeleCorp Wireless, Inc., maker:
10.625% Senior Subordinated Notes	200	—
Capital leases, 5.72% to 9.6%	1,011	1,142
Other	52	38

Total long-term debt, including current maturities	22,391	19,147
Unamortized premium (discount) on noncurrent Senior Notes and Senior Subordinated Notes and other Notes, net	1,960	1,716
Current maturities of long-term debt	(491)	(1,523)
Interest rate swap fair value adjustment (see Note 9)	(3)	—

Total long-term debt	$23,857	$19,340

Debt Due to Members
The long-term debt due to members (member loans) represents borrowings from AT&T and BellSouth. Interest accrues at 6% and is payable monthly. Interest expense on the member loans for the years ended December 31, 2003, 2004 and 2005 was $653, $582 and $510, respectively. The Company’s member loans have a maturity date of June 30, 2008. The Company may prepay the member loans at any time, subject to the provisions described below, and is obligated to prepay the member loans to the extent of excess cash

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
from operations (as defined). See “Revolving Credit Agreement” above. For the years ended December 31, 2004 and December 31, 2005, the Company repaid $50 and $2,911, respectively, of its member loans. Funds generated from operations and proceeds from asset sales were used to make repayments on the member loans.
AT&T and BellSouth have agreed to subordinate their repayment rights applicable to the member loans to the repayment rights of the Company’s senior debt. Senior debt includes the Company’s Senior Notes, including Senior Notes of AT&T Wireless and other borrowings from external parties designated as senior debt to which AT&T and BellSouth have specifically agreed to be subordinate. The payment of principal and interest on the subordinated member loans by the Company is prohibited in the event of bankruptcy or an event of default in the payment or prepayment of any principal of or interest on any senior debt, or in the event of an acceleration of the subordinated debt upon its default, until the senior debt has been repaid in full.

Senior Notes — Cingular Wireless LLC
The Senior Notes are unsecured obligations and rank equally with all other unsecured and unsubordinated indebtedness. The Senior Notes are governed by an indenture with J.P. Morgan Trust Company, N.A., which acts as trustee. The indenture contains a “negative pledge” provision that the Company will not subject its property or assets to any mortgage or other encumbrance unless the Senior Notes are secured equally and ratably with other indebtedness that is secured by that property or assets, unless “secured debt” would not exceed 15% of “consolidated net tangible assets” (as such terms are defined in the indenture). There is no sinking fund or mandatory redemption applicable to the Senior Notes. The Senior Notes are redeemable, in whole or in part, at the Company’s option, at any time at a price equal to their principal amount plus any accrued interest and premium. CW II and AT&T Wireless became co-obligated on the Company’s Senior Notes following the Company’s acquisition of AT&T Wireless.

Senior Notes — AT&T Wireless
Following the Company’s acquisition of AT&T Wireless in October 2004, the Company, along with CW II, became co-obligated on $9,500 of Senior Notes of AT&T Wireless. Included in the Senior Notes of AT&T Wireless are $6,500 of unsecured and unsubordinated Senior Notes issued under a March 2001 private placement, with $1,000 maturing on March 1, 2006; $3,000 maturing on March 1, 2011; and $2,500 maturing on March 1, 2031. Fixed interest rates range from 7.35% to 8.75% per annum, payable semi-annually. Also included in the Senior Notes are $2,750 of unsecured and unsubordinated Senior Notes issued through an April 2002 registered public offering by AT&T Wireless, with $750 maturing on May 1, 2007, and $2,000 maturing on May 1, 2012. Fixed interest rates range from 7.5% to 8.125% per annum, payable semi-annually.
The $9,250 outstanding Senior Notes of AT&T Wireless are governed under two separate indentures, with U.S. Bank N.A., successor to the Bank of New York, as trustee. The Senior Notes are unsecured unsubordinated obligations, ranking equally in right with all other unsecured and unsubordinated obligations of the Company. The Senior Notes are redeemable, as a whole or in part, at the Company’s option, at any time or from time to time, at a price equal to their principal amount plus any accrued interest and premium similar to that applicable to the Company’s Senior Notes. The Senior Notes are not subject to any sinking fund requirements. With respect to both indentures, covenants limit activity related to “sale and leaseback transactions” (as defined) under certain circumstances and contain a “negative pledge” provision similar to that applicable to the Company’s Senior Notes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Values of Long-term Debt
At December 31, 2004 and 2005, the fair values of the Senior Notes and Senior Subordinated Notes were $13,879 and $13,153, respectively, based on their quoted market prices. The carrying value of the long-term debt due to members approximates fair value since the Company may prepay the debt at any time, as described above, without penalty. The above Senior Notes and Senior Subordinated Notes assumed in the Company’s acquisition of AT&T Wireless were recorded at fair value on the acquisition date in accordance with the purchase accounting requirements of SFAS 141. The premium recorded at the acquisition date totaled $2,045, of which $1,731 remains outstanding as of December 31, 2005. The premium is being amortized under the effective interest method which reflects market interest rates on the date of the acquisition. Amortization of the premium is recorded in the Company’s financial statements as a reduction to interest expense. For the year ended December 31, 2005, this amortization totaled $231, which resulted in an effective annual interest rate of 4.7% for the acquired Senior Notes and Senior Subordinated Notes.

Capital Leases
The Company has entered into capital leases primarily for the use of communications towers.

Maturities of Long-Term Debt
Maturities of long-term debt outstanding, including capital lease obligations, at December 31, 2005 are summarized below:

	Debt	Capital Leases	Total

Maturities:
2006	$1,520	$89	$1,609
2007	755	94	849
2008	6,722	98	6,820
2009	3	103	106
2010	2	108	110
Thereafter	9,003	2,607	11,610

Total minimum payments	$18,005	$3,099	$21,104
Less capital lease imputed interest	—	1,518	1,518
Less capital lease executory costs	—	439	439

Total obligations	$18,005	$1,142	$19,147

Cash Paid for Interest
Cash paid for interest on debt for the years ended December 31, 2003, 2004 and 2005 was $862, $892 and $1,503, respectively. These amounts include cash paid for interest on member loans and the revolving credit agreement with the members of $665, $582 and $525 for the years ended December 31, 2003, 2004 and 2005, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Financial Instruments
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, advanced billing and customer deposits and other current assets and liabilities are reasonable estimates of their fair value due to the short-term nature of these instruments.
The Company uses interest rate swaps to manage its interest rate exposure on certain of its debt obligations. The Company does not invest in derivative instruments for trading purposes. In March 2003, the Company entered into two interest rate swap contracts with banks to convert a portion of the fixed rate exposure on its five-year Senior Notes due December 15, 2006 to variable rates without an exchange of the underlying principal amount. Under the terms of the interest rate swap contracts, the Company receives interest at a fixed rate of 5.625% and pays interest at a variable rate equal to the six-month LIBOR plus a specified margin, based on an aggregate notional amount of $250. The six-month LIBOR rate on each semi-annual reset date determines the variable portion of the interest rate swaps. For the years ended December 31, 2004 and 2005, the effective interest rate associated with this notional amount was 4.58% and 6.05%, respectively.
In accordance with SFAS 133, the Company recorded a fair value adjustment to the portion of its fixed rate long-term debt that is hedged. This fair value adjustment is recorded as an increase or decrease to long-term debt, with the related value for the interest rate swaps’ recorded in “Other assets” or “Other noncurrent liabilities” if noncurrent, and/or “Other current assets” or “Accrued liabilities” if current, in the consolidated balance sheets. At December 31, 2005, the portion of debt related to the interest rate swap is classified as current and is recorded net of $5 related to the fair value of the interest rate swap. Interest rate differentials associated with these interest rate swaps are recorded as an adjustment to a current asset or liability, with the offset to interest expense over the life of the interest rate swaps.
The Company has designated the swaps as fair value hedges of its fixed rate debt. The terms of the interest rate swap contracts and hedged items are such that effectiveness can be measured using the short-cut method as defined in SFAS 133.

10.	Concentrations of Risk
The Company relies on local and long-distance telephone companies and other companies to provide certain communications services. Additionally, the Company relies on one vendor to provide billing services for the postpaid subscribers acquired in conjunction with the Company’s acquisition of AT&T Wireless (see Note 2). Although management believes alternative vendors could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.
The Company relies on roaming agreements with other wireless carriers to permit the Company’s customers to use their GSM/ GPRS/ EDGE and TDMA networks in areas not covered by the Company’s networks. If these providers decide not to continue those agreements due to a change in ownership or other circumstance, this could cause a loss of service in certain areas and possible loss of subscribers.
Although the Company attempts to maintain multiple vendors to the extent practicable, its handset inventory and network infrastructure equipment, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Company’s needs as it continues to build out and upgrade its network infrastructure and sell service and handsets, delays and increased costs in the expansion of the Company’s network infrastructure or losses of potential customers could result, which would adversely affect operating results.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Financial instruments that could potentially subject the Company to credit risks consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables are limited due to the composition of the subscriber base, which includes a large number of individuals and businesses. No subscriber accounted for more than 10% of consolidated revenues in any year presented.
Approximately 35,000, or 55%, of the Company’s employees are represented by the Communications Workers of America (CWA), with contracts expiring on various dates between March 2006 and February 2009. Approximately 9,700 of the Company’s employees are covered by a contract that expires in March 2006. All of the contracts contain no-strike clauses. In most areas of the country and with most job titles, the Company is contractually required to maintain a position of neutrality and to allow card-check balloting with respect to unionization and support the determination of its employees.
The Company has approximately one million RIM BlackBerry users. In litigation against RIM by various patent holders, a court has held that BlackBerry services infringe several patents. If an injunction is issued and RIM cannot modify the way the service is provided so that it does not infringe the patents at issue, the Company may have to either migrate its BlackBerry users to another handheld device and service platform or separately seek licenses from the patent holders. While there could be some expense and disruption associated with implementing the modification, the expense and/or disruption to the Company’s customers from having to migrate subscribers to another device and service platform or to negotiate licenses from the patent holders could be very expensive and disruptive to the Company’s wireless data business.

11.	Related Party Transactions
In addition to the affiliate transactions described elsewhere in these financial statements, other significant transactions with related parties are summarized in the succeeding paragraphs.
In connection with the formation of Cingular, the Company entered into wireless agency agreements with subsidiaries of AT&T and BellSouth. Such subsidiaries, and any of their affiliates that make an election to do so may act as authorized agents exclusively on the Company’s behalf for the sale of its wireless services to customers in AT&T’s and BellSouth’s respective incumbent service territories. The Company is free to contract with other agents, including retailers and other distributors, for the sale of its wireless services in these territories and elsewhere throughout the U.S. In addition to the unilateral rights of AT&T and BellSouth and their affiliates to terminate the agreements and to the Company’s right to terminate in certain events, each wireless agency agreement terminates upon breach, mutual agreement of the parties or on December 31, 2050. Agent commissions and compensation charges are included in “Selling, general and administrative” in the consolidated statements of income.
The Company incurred local interconnect and long distance charges from AT&T and BellSouth and their affiliates related to the provision of wireless services to its subscribers, which are included in “Cost of services” in the consolidated statements of income, and telecommunication and other charges from AT&T and BellSouth and their affiliates in connection with its internal business operations, which are primarily included in “Selling, general and administrative” in the consolidated statements of income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Related party charges incurred by the Company are summarized as follows:

	Year Ended December 31,

Type of Service:	2003	2004	2005

Agent commissions and compensation	$103	$67	$74
Interconnect and long distance	815	927	1,297
Telecommunications and other charges	77	97	250
Additionally, the Company has purchase commitments to AT&T, BellSouth and their affiliates of approximately $161 for dedicated leased lines used to provide interconnection services and $109 for telecommunications and other services (see Note 15).
The Company had receivables from affiliates of $247 and $156 and payables to affiliates of $109 and $210 at December 31, 2004 and 2005, respectively, primarily with AT&T, BellSouth and GSMF.
In August 2005, the Company sold to AT&T and BellSouth certain ultra high frequency operating licenses that were acquired as part of the AT&T Wireless transaction for $34 in cash. Sale proceeds were received from each member in proportion to their respective economic ownership interests. No gain or loss was recognized on the transaction.
In August 2000, Southwestern Bell Mobile Systems, Inc., which AT&T transferred to the Company on October 2, 2000, agreed to transfer approximately 3,900 of its communications towers (later reduced to 3,306), including those owned by consolidated partnerships, to another AT&T affiliate, in connection with an agreement whereby the AT&T affiliate would lease its rights to use and lease space on the towers to SpectraSite Inc. (SpectraSite). Under the arrangement, SpectraSite subleases back to the AT&T affiliate the space on the towers the Company uses. The AT&T affiliate further subleases that space to the Company or its affiliates. The annual rent escalates by 5% as of December 14 of every year. The term of the sublease is unique to each tower and ranges from 13 to 32 years. The Company (as lessee) has the right to withdraw from any lease on the tenth anniversary of the lease date and on each five-year anniversary thereafter. The Company accounts for its subleases of the tower space from the AT&T affiliate as capital leases.
In 2003 and 2004, the Company transferred to the AT&T affiliate 94 and 187 towers, respectively. No towers were transferred in 2005. Through December 31, 2005, a total of 3,265 towers were transferred having an aggregate net book value at transfer date of $190.

12.	Acquisition-Related, Integration and Other Costs
The Company is executing plans to exit certain activities and dispose of certain assets of AT&T Wireless, including redundant facilities and interests in certain foreign operations, and to fully integrate the acquired operations with those of the Company. These plans affect many areas of the combined company, including sales and marketing, network, information technology, customer care, supply chain and general and administrative functions. In connection therewith, the Company expects to continue to incur significant costs over the next several quarters associated with such integration activities. Plans affecting the Company’s integration of retail stores, administrative space and the network have been completed and approved by management, resulting in adjustments to the purchase price allocation for the acquired assets and assumed liabilities of AT&T Wireless and the need to shorten the useful lives of certain network and other property, plant and equipment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the years ended December 31, 2004 and 2005, the Company expensed integration costs of $288 and $876, respectively, related to these exit plans. Total costs to date include $601 for network integration, $129 of costs to support the common customer service experience, $116 to market the combined company, $81 for billing and other IT systems conversions, $59 to convert the branding of AT&T Wireless stores, agent locations and other signage to the Cingular brand, $58 related to employee retention and involuntary terminations and $120 of other integration planning and execution costs. These costs are primarily included in “Depreciation and amortization”, “Cost of services” and “Selling, general and administrative expenses” in the consolidated statements of income.
     Network Integration Plan — Phase I
In June 2005, the Company finalized a portion of its plan to integrate certain acquired network assets of AT&T Wireless. The plan primarily addressed certain TDMA network equipment in locations where the Company and AT&T Wireless had overlapping TDMA network assets and AT&T Wireless’ UMTS (Universal Mobile Telephone Service) assets. The plan included decommissioning TDMA assets (approximately 85% former AT&T Wireless assets and 15% legacy Cingular assets) and replacing former AT&T Wireless UMTS assets by the end of 2005. The valuation of these former AT&T Wireless assets was reduced by approximately $145 and was reflected as an adjustment to the original purchase price allocated to these assets as of the acquisition date.
The Company also determined to decommission and replace certain vendor-specific Cingular network assets in three markets as part of its overall network integration efforts, resulting in a net increase of $257 in depreciation expense for 2005.
     Network Integration Plan — Phase II
In October 2005, the Company approved the second and final phase of its network integration plan. This plan complemented the activities undertaken in June 2005 to eliminate redundant network facilities that arose upon the purchase of AT&T Wireless. In connection with the second phase of the network integration plan, the Company is integrating its GSM (Global System for Mobile Communication) networks, decommissioning redundant cell sites and core network elements and swapping vendor equipment in various markets to have like equipment in each operating market. The plan is anticipated to result in decommissioning approximately 7,600 cell sites, of which approximately 5,700 were acquired from AT&T Wireless. The valuation of the former AT&T Wireless assets affected by the second phase of the network integration plan was reduced by approximately $1,319 and is reflected as an adjustment to the original purchase price allocated to these assets. Certain legacy Cingular assets that will be decommissioned as a result of the second phase of the network rationalization plan were depreciated on an accelerated basis beginning in the fourth quarter of 2005. The incremental depreciation associated with those legacy assets amounted to $165 for the year ended December 31, 2005. The Company expects to complete activities associated with its network integration plans by December 31, 2006.
     Retail Stores and Administrative Space Integration Plans
The Company also finalized plans to integrate the retail stores and administrative space requirements for the sales/distribution and corporate real estate functions in June 2005. The valuation of former AT&T Wireless non-network assets affected by these integration plans was reduced by $74 and was reflected as an adjustment to the original purchase price allocated to these assets as of the acquisition date. Legacy

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Cingular assets affected by the integration plans will be depreciated on an accelerated basis through their estimated remaining lives. The impact on depreciation expense is not material.
     Exit Costs Recorded under Integration Plans
In addition to the revaluation of assets, the Company incurred and recorded certain costs and accruals associated with the integration plans in accordance with the requirements of EITF 95-3 and Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). The costs presented in the table immediately following were recorded under EITF 95-3 during 2005, to exit certain AT&T Wireless activities and resulted in adjustments to the purchase price allocation for assets acquired and liabilities assumed in the acquisition of AT&T Wireless. The majority of the costs recognized related to termination fees associated with leases and other contractual arrangements. Costs recorded under SFAS 146 as presented in the second table below are recognized in the income statement when those costs have been incurred.
The following table displays the activity and balances recorded under EITF 95-3 and are reflected in “Accrued liabilities” in the consolidated balance sheets:
EITF 95-3 Summary

	December 31, 2004	Accruals	Payments	December 31, 2005

Lease terminations	$—	$293	$(31)	$262
Severance	27	85	(97)	15
Equipment removal costs	—	194	(9)	185
Other	—	4	(1)	3

Total	$27	$576	$(138)	$465

A summary of total expected costs to be incurred under SFAS 146 for the integration plans, and the amounts incurred for the year ended December 31, 2005, is presented in the table below:
Summary of SFAS 146 Costs

	Estimate of Costs		Cumulative Costs
	Expected to be	Costs incurred	Incurred through
	Incurred	during 2005	December 31, 2005

Contract termination costs:
Lease terminations	$138	$36	$36
Agent terminations	10	—	—
Other contract terminations	6	—	—
Equipment removal costs	126	15	15
Other	4	3	3

Total	$284	$54	$54

Costs recorded under SFAS 146 were classified in “Cost of services” and “Selling, general and administrative” in the consolidated statements of income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee Termination Costs
In connection with the integration of AT&T Wireless, the Company recognized $42 of termination costs in the year ended December 31, 2005, for approximately 2,400 Cingular employees who were identified to be terminated during 2005 and 2006. Approximately 1,900 of these employees left their positions by December 31, 2005. Employee termination benefits to be paid to former Cingular employees are recorded in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits (SFAS 112). Additional liabilities for termination benefits to be provided to former Cingular employees will be recognized when such costs are probable and estimable.
Additionally, employee termination benefits of $35 and $85, including involuntary severance and related benefits, were recorded in the years ended December 31, 2004 and 2005, respectively, for approximately 2,200 former AT&T Wireless employees. These costs were recognized under EITF 95-3 as liabilities assumed in the purchase business combination, which increased goodwill and did not affect net income, and are reflected in the EITF 95-3 Summary table above. As of December 31, 2005, approximately 1,800 of the identified employees had left their positions.
The following table displays the SFAS 112 and SFAS 146 activity and balances of the restructuring liabilities associated with the integration plans which are reflected in accrued liabilities on the consolidated balance sheet:

	SFAS 112		SFAS 146

Balance at December 31, 2004	$4		$—
Additions	42		54
Payments	(35	)(1)	(17)

Balance at December 31, 2005	$11		$37

(1)	Includes cash payments and adjustments for changes in employment status.

Hurricane Costs
In August and September 2005, hurricanes Katrina and Rita caused significant damage to coastal areas served by the Company in Louisiana, Mississippi, Alabama and Texas. The Company consequently experienced disruptions to its service and operations, and incurred losses to its network equipment, retail locations and other property. The extent of these asset losses caused by the storms, and costs incurred for service restoration efforts, totaled $116. In addition, the Company recorded $32 in revenue losses related to subscribers residing in geographic areas affected by hurricane Katrina.

13.	Income Taxes
The Company is not a taxable entity for federal income tax purposes. Federal taxable income or loss is included in the respective member’s federal income tax return. The majority of states follow this treatment. Certain states, however, impose taxes at the Company level and such taxes are the responsibility of the Company and are included in the Company’s income tax provision (benefit). The consolidated financial statements also include income tax provisions (benefits) for federal and state income taxes for all corporate subsidiaries of the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Following the Company’s acquisition of AT&T Wireless and related restructuring, AT&T Wireless became a direct wholly-owned subsidiary of the Company. The Company and AT&T Wireless transferred significant portions of their respective assets and liabilities to CW II. Earnings or losses from CW II flow to its owners in accordance with their respective ownership interests. The structure retains AT&T Wireless as a tax-paying corporation that is a 43% owner of CW II. The Company owns the remaining 57% of CW II. The Company and CW II are generally both considered partnerships for federal and state income tax purposes. For partnerships, income tax items generally flow through to their partners and are taxed at the partner level pursuant to federal and state income tax laws.
Deferred income taxes are recorded using enacted tax law and rates for the years in which the taxes are expected to be paid or refunds received. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting. A majority of these deferred taxes were recorded through the required application of the purchase method of accounting for the Company’s acquisition of AT&T Wireless. As part of purchase accounting, the assets and liabilities acquired were recorded by the Company at fair value. The difference between the fair values recorded for these acquired assets (other than goodwill) and liabilities and the tax basis of those assets and liabilities generated the related deferred income taxes that have been recorded in the Company’s financial statements. Additionally, the Company assumed significant tax net operating losses (NOLs) with its acquisition of AT&T Wireless.
The provision (benefit) for income taxes consists of the following:

	Year Ended
	December 31,

	2003	2004	2005

Current:
Federal	$26	$14	$73
State and local	3	2	35

Total current	29	16	108
Deferred:
Federal	(3)	(67)	72
State and local	2	(7)	18

Total deferred	(1)	(74)	90

Provision (benefit) for income taxes	$28	$(58)	$198

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A reconciliation of the income tax provision (benefit) computed at the statutory tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,

	2003	2004	2005

Income tax provision at federal statutory rate of 35%	$352	$50	$186
State income taxes, net of federal U.S. tax benefit	40	6	19
LLC income not subject to federal or state income taxes	(364)	(114)	(17)
State law changes, net	—	—	29
Reversal of valuation allowance	—	—	(13)
Other	—	—	(6)

Provision (benefit) for income taxes	$28	$(58)	$198

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,

	2004	2005

Current deferred tax assets:
Net operating loss carryforwards	$—	$753
Other	2	14

Total current deferred tax assets	2	767

Noncurrent deferred tax assets:
Net operating loss/credit carryforwards	3,078	2,246
Valuation allowances	(147)	(131)

Total net noncurrent deferred tax assets	2,931	2,115
Noncurrent deferred tax liabilities:
Investment in Cingular Wireless II	6,655	4,962
FCC licenses and goodwill	216	201
Investments in and advances to unconsolidated subsidiaries	41	—
Other	16	38

Total noncurrent deferred tax liabilities	6,928	5,201

Total noncurrent net deferred tax liabilities	$3,997	$3,086

The Company, through AT&T Wireless, has federal and state NOL carryforwards of approximately $6,979 and $9,858, respectively, which expire at various dates principally from December 31, 2007 through December 31, 2024. The Company also has federal tax credit carryforwards of $42 which expire between 2007 and 2024. Internal Revenue Code Section 382 places certain limitations on the annual amount of NOL carryforwards that can be utilized if certain changes to a company’s ownership occur. The Company believes its purchase of AT&T Wireless was a change in ownership pursuant to Section 382 of the Code, and the NOL carryforwards of AT&T Wireless are limited but more likely than not will be used in future periods. As of December 31, 2005, the Company has valuation allowances of $119 for NOLs and $12 for tax credits which were more likely than not to expire unused. The majority of the Company’s deferred tax

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asset valuation allowance would be applied to reduce goodwill in the event that the tax benefits for the items are recognized.
On December 21, 2004, the FASB issued FSP FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (the Act), to provide accounting and disclosure guidance for the repatriation provision of the Act. The Act created a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. Such repatriations must occur in either an enterprise’s last tax year that began before the enactment date, or the first tax year that begins during the one-year period beginning on the date of enactment. The Company and the Board of Directors approved a plan to repatriate approximately $310 in previously unremitted foreign earnings under the Act, which were remitted in the third quarter of 2005. Amounts to be repatriated under the Act do not have an effect on the Company’s income tax expense. Changes in deferred taxes related to the Act directly resulted in adjustments to the purchase price allocations that were recorded in connection with the Company’s acquisition of AT&T Wireless.
At December 31, 2004 and 2005, the Company’s recorded net assets at entities that are not taxpayers exceed their tax bases by approximately $14,000 and $14,900, respectively. The Company does not record deferred taxes for their differences due to its structure. For the year ended December 31, 2004 and 2005, this basis difference principally relates to the Company’s investment in CW II. Cash paid for income taxes for the years ended December 31, 2003, 2004 and 2005 was $23, $22 and $138, respectively.
The Company’s income tax returns are regularly audited and reviewed by the Internal Revenue Service (IRS) and state taxing authorities. During the fourth quarter of 2005, the IRS completed field examinations for tax years 1997 through 2003 for the legacy AT&T Wireless operations. During 1997 through July 9, 2001 (the effective date of its split off from Old AT&T), AT&T Wireless was included in the consolidated federal income tax return of Old AT&T. After the spin-off, AT&T Wireless filed as a separate taxpayer. The IRS has issued assessments challenging the timing and amounts of various deductions for both the January 1, 1997 through July 9, 2001 and the July 10, 2001 through December 31, 2003 periods. The proposed assessment for these years is currently under review by the Congressional Joint Committee on Taxation (JCT). The Company expects completion of the JCT review and final resolution of these audits during 2006. Since the audit periods predate the Company’s acquisition of AT&T Wireless, any adjustments that result from the assessment will increase or decrease goodwill pursuant to the rules of purchase accounting.

14.	Employee Benefits

Pensions and Post-Retirement Benefits
As of December 31, 2005, approximately 41,000 of the Company’s employees are covered by one of two noncontributory qualified pension plans. Participation in the Company’s plans commenced November 1, 2001, following the initial contribution of employees and related obligations and liabilities by AT&T and BellSouth to the Company. In connection with this contribution, AT&T and BellSouth transferred pension assets from their qualified trusts to the trusts established for the Company’s pension plans. Approximately 24,000 current employees of the Company who were formerly employed by AT&T Wireless became eligible to participate in the pension plans on January 1, 2006.
Nonbargained employees commencing service on or before December 31, 2005, and some bargained employees, participate in a cash balance plan, under which they can elect to receive their pensions in a

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lump sum. The pension benefit formula for many bargained employees is based on a flat dollar amount per year of service according to job classification, and these benefits are typically paid as an annuity. Nonbargained employees commencing service on or after January 1, 2006 do not participate in any defined benefit pension plan.
The projected benefit obligation of the Company’s pension plans is the actuarial present value of all benefits attributed by the pension benefit formula to previously rendered employee service. It is measured based on assumptions concerning future interest rates, employee compensation levels, retirement date and mortality. Actual experience may differ from the actuarial assumptions, and the benefit obligation will be affected. The Company uses a December 31 measurement date for its plans.
For a closed group of nonbargained and bargained transitional employees, the Company provides certain retiree medical, dental and life insurance benefits under various plans and accrues actuarially determined post-retirement benefit costs as active employees earn these benefits. These post-retirement plans are not funded. Other nonbargained employees and their covered dependents who meet certain eligibility requirements are provided access to post-retirement medical and dental benefits at no cost to the Company. Current employees formerly employed by AT&T Wireless who meet certain eligibility requirements are eligible only for access to post-retirement medical and dental benefits at no cost to the Company.
In accordance with FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the obligation under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Medicare Modernization Act) has been reflected effective January 1, 2004. Due to expected future receipt of subsidies available under the Act for plans that are determined to be actuarially equivalent, the plans’ combined accumulated postretirement benefit obligation was reduced by approximately $8 and $10 as of the beginning of 2004 and 2005, respectively, and the 2004 and 2005 net periodic benefit cost were each reduced by approximately $2.

Obligations and Funded Status
The funded status of the pension plan and post-retirement benefit plan and amounts recognized in the consolidated balance sheets at December 31, 2004 and 2005 are as follows:

			Post-
	Pension		Retirement
	December 31,		December 31,

	2004	2005	2004	2005

Change in Benefit Obligation:
Benefit obligation at beginning of year	$456	$536	$114	$117
Service cost	65	71	10	11
Interest cost	26	30	6	7
Amendments	2	—	(12)	—
Impact of Medicare Modernization Act	—	—	(8)	—
Actuarial loss (gain)	18	(12)	7	22
Benefits paid	(31)	(47)	—	—

Benefit obligation at end of year	$536	$578	$117	$157

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Post-
	Pension		Retirement
	December 31,		December 31,

	2004	2005	2004	2005

Change in Plan Assets:
Fair value of plan assets at beginning of year	$510	$526	$—	$—
Actual return on plan assets	47	37	—	—
Employer contribution	—	—	—	—
Benefits paid	(31)	(47)	—	—

Fair value of plan assets at end of year	$526	$516	$—	$—

	Pension		Post- Retirement
	December 31,		December 31,

	2004	2005	2004	2005

Funded status	$(10)	$(62)	$(117)	$(157)
Unrecognized prior service cost	14	11	(7)	(6)
Unrecognized net actuarial loss	12	3	29	50

Prepaid (accrued) pension cost and post-retirement benefit obligation	$16	$(48)	$(95)	$(113)

The accumulated benefit obligation for the pension plans was $511 and $554 at December 31, 2004 and 2005, respectively. As of December 31, 2005, the bargained pension plan had an accumulated benefit obligation that exceeded the fair value of plan assets, and an additional minimum liability of $10 was recorded in accordance with the provisions of SFAS No. 87, “Employers’ Accounting for Pensions”. Additional information for this plan is as follows:

	December 31,

	2004	2005

Projected benefit obligation	$26	$38
Accumulated benefit obligation	22	32
Fair value of plan assets	17	15
Increase in minimum liability included in other comprehensive income	4	5

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Components of Net Periodic Pension Cost
Net pension expense and post-retirement benefit expense recognized is comprised of the following:

	Pension			Post-Retirement

	2003	2004	2005	2003	2004	2005

Service cost	$61	$65	$71	$9	$10	$11
Interest cost	24	26	30	6	6	7
Expected return on plan assets	(36)	(38)	(41)	—	—	—
Amortization of prior service cost	3	3	3	1	1	(1)
Recognized actuarial loss	—	—	1	1	1	1

Net expense	$52	$56	$64	$17	$18	$18

Assumptions
Significant weighted-average assumptions used in developing pension and post-retirement benefit obligations at December 31 include:

			Post-
	Pension		Retirement

	2004	2005	2004	2005

Discount rate	5.75%	5.50%	5.75%	5.50%
Composite rate of compensation increase	6.00%	5.00%	6.00%	5.00%
Significant weighted-average assumptions used to determine net periodic pension and post-retirement cost for the years ended December 31 include:

	Pension 2003			Post-Retirement

	2003	2004	2005	2003	2004	2005

Discount rate	6.75%	6.25%	5.75%	6.75%	6.25%	5.75%
Expected long-term return on plan assets	8.50%	8.50%	8.50%	—	—	—
Composite rate of compensation increase	6.00%	6.00%	6.00%	6.00%	6.00%	6.00%
Discount rates are selected considering yields available on high-quality debt instruments at the measurement date. At December 31, 2005, in addition to reviewing standard bond market indices, we specifically considered the timing and amounts of expected future benefit payments and compared that with a yield curve developed to reflect yields available on high-quality bonds. The discount rate selected as of December 31, 2005 reflects the results of this yield curve analysis, with appropriate consideration given to plan demographics and benefit design, as well as comparisons to other published indices of long-maturity corporate bond rates.
The expected long-term rate of return on assets was derived using data from investment managers and reflects the average rate of earnings expected on the funds invested, or to be invested, to provide for the benefits included in the projected benefit obligations. The Company considers many factors, which include current market information on long-term returns (e.g., long-term bond rates) and current and target asset allocations between asset categories. The target asset allocation is determined based on consultations with external investment advisors.

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Assumed health care cost trend rates at December 31 are as follows:

	2004		2005

	Pre-	Post-	Pre-	Post-
	Age 65	Age 65	Age 65	Age 65

Health care cost trend rate assumed for next year	9.25%	10.00%	9.25%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%	5.00%
Year the rate reaches the ultimate trend rate	2011	2011	2012	2012
The assumed dental cost trend rate is 5.0% in 2005 and future years. A one percentage-point change in the assumed health care cost trend rate would have the following effects:

	One Percentage-	One Percentage-
	Point Increase	Point Decrease

Effect on total of service and interest cost components	$5	$(4)
Effect on post-retirement benefit obligation	23	(18)

Plan Assets
The Company’s pension plans asset allocations at December 31, by asset category are as follows:

	Plan Assets at
	December 31,

	2004	2005

Asset Category
Equity securities	62%	63%
Debt securities	28	27
Cash	—	—
Other	10	10

Total	100%	100%

The investment goal of the plans is to ensure the availability of funds for the liabilities as they become due and to meet the objectives with a prudent risk profile, diversification and diligent management in accordance with applicable statutory and regulatory constraints. Target allocations for the pension plans are 35% large cap equity (range of 30 — 40%), 10% small/mid cap equity (range of 5 — 15%), 15% international equity (range of 10 — 20%), 30% domestic fixed income (range of 25 — 30%), 10% alternative investments (range 5 — 15%) and 0% cash (0 — 2%) range. The alternative investment allocation is comprised of absolute return strategies. Absolute return strategies are designed to return cash plus a premium regardless of market direction and are included in the portfolio for diversification purposes. Prohibited investments are outlined in each individual manager’s agreement, and derivatives are allowed if in compliance with the Company’s internal derivative policy. Derivatives may be used as a substitute for physical investing or to manage duration and currency risk. Performance is reviewed on a monthly basis.

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Contributions
The Company estimates it will have a minimum funding requirement of $10 for its bargained pension plan in 2006. No contributions are expected for the nonbargained pension plan or post-retirement benefit plans in 2006.

Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid. Post-retirement benefit payments shown reflect estimated payment amounts, without the Medicare subsidy. The Medicare subsidy for all years shown below totals less than $2 in aggregate.

		Post-
	Pension	retirement
	Benefits	Benefits

2006	$47	$1
2007	43	2
2008	46	2
2009	47	3
2010	52	4
2011-2015	294	30

Defined Contribution Plans
The Company maintains several contributory savings plans that cover substantially all employees. Contributions made by the Company and the related costs are determined as a percentage of covered employees’ eligible contributions to the plans and totaled $46 in 2003, $46 in 2004 and $48 in 2005.
Current employees who were formerly employed by AT&T Wireless participated in a legacy savings plan until December 31, 2005, at which time that plan was merged into the Company’s existing savings plan. The plan matched a percentage of employee contributions up to certain limits and provided for a fixed percentage contribution and a discretionary profit sharing contribution. A final fixed percentage contribution and discretionary profit sharing contribution will be made in 2006 for the 2005 plan year for certain eligible employees formerly employed by AT&T Wireless. Contributions under the plan totaled $13 from the acquisition date of October 26, 2004 through December 31, 2004, and $79 for the year ended December 31, 2005.

Supplemental Retirement Plans
The Company also assumed the liabilities related to nonqualified, unfunded supplemental retirement plans for senior managers previously employed by AT&T affiliates that were contributed to the Company. Expenses related to these plans were less than $2 in each year presented. Liabilities of $8 and $10 related to these plans, which include an additional minimum pension liability of $3 and $4, have been included in “Other noncurrent liabilities” in the consolidated balance sheets at December 31, 2004 and 2005, respectively. The consolidated balance sheets also include $1 in “Other intangible assets, net” at December 31, 2004 and 2005 related to these plans.

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     Deferred Compensation Plan
The Company provides certain management employees with a nonqualified, unfunded deferred compensation plan. The plan allows eligible participants to defer some of their compensation on a pre-tax basis and receive pre-determined market-based interest rates of return. In addition, the plan provides for a stated matching contribution by the Company based on a percentage of the compensation deferred. Deferred compensation expenses for all years presented was not significant. Certain management employees who previously were employees of AT&T Wireless are participants in a nonqualified, unfunded deferred compensation plan, which allows participants to defer a portion of their compensation on a pre-tax basis, with earnings calculated based on valuation funds selected by the participants. In addition, the plan provides for contributions by the Company to participants whose matching and profit sharing contributions to the qualified 401(k) plan were capped by operation of the limitations imposed by tax laws. The liability of the deferred compensation plans totaled $81 as of December 31, 2005, of which $14 and $67 have been recorded as “Accrued liabilities” and “Other noncurrent liabilities”, respectively, in the consolidated balance sheets.
The liabilities associated with the AT&T Wireless deferred compensation plan, along with other benefit obligations, have been funded and are held in a grantor trust, subject to the claims of the Company’s creditors in the event of the Company’s insolvency. Upon the acquisition of AT&T Wireless by the Company, the trust became irrevocable, and the Company was required to contribute an amount to the grantor trust equal to the present value of the total amount owed to participants in the deferred compensation plan and other benefit obligations. As of December 31, 2005, the grantor trust held $46 in assets, of which $31 was invested in cash equivalents and short term investments. The remaining $15 represented the cash surrender value of Company owned life insurance policies. The assets held by the grantor trust were included in “Other assets” in the consolidated balance sheets. Effective January 1, 2006, former employees of AT&T Wireless commenced participation in the Company’s deferred compensation plan. After December 31, 2005, no future deferrals will be made into the AT&T Wireless deferred compensation plan.
     Long-Term Compensation Plan
The Cingular Wireless Long-Term Compensation Plan, as amended (the Plan), provides for incentive compensation to eligible participants over periods that are two years or longer in the form of performance units, stock appreciation units, restricted stock units and performance stock units. Awards granted in any particular year may be comprised of any combination of award type provided for under the Plan, as approved by the plan administrator. All awards are ultimately settled in cash. Grants are made in April of the award year.
Performance units granted prior to 2005 are tied to the achievement of specified financial objectives over a three-year performance period. The units have a stated value of $50 (whole dollars). Performance units granted at inception of a three-year performance period are payable in the first quarter following the performance period, with payouts ranging from 0% to 200% of the stated value of the performance units for years prior to 2004 and 0% to 150% for 2004 grants. The number of performance units granted under the Plan total approximately 540,000 units in 2003 and 732,000 units in 2004. As of December 31, 2005, the Company has approximately 1.1 million outstanding performance units issued prior to 2005. Expense is accrued ratably throughout the performance period based upon management’s estimate of the compensation that will ultimately be earned under the Plan. As performance is monitored against the financial objectives that have been established throughout the respective three-year performance periods,

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management may revise its estimate of the compensation that will ultimately be earned under the Plan and adjust its accrual accordingly. For the year ended December 31, 2005, 822,000 performance units that were granted in connection with the 2002-2004 performance period were paid in the amount of $16.
Stock appreciation units granted under the Plan, which approximate 3.3 million in total, are indexed to an underlying share of BellSouth or AT&T common stock. Each stock appreciation unit has a grant price equal to the closing price of BellSouth or AT&T common stock, as the case may be, based on the closing New York Stock Exchange price on the grant date. Stock appreciation units were granted to eligible employees on April 1, 2003, 50% of which vest two years after the grant date and the remaining 50% of which vest three years following the grant date. Exercised units are paid out based on the appreciation of the stock price underlying the units to the exercise date. As of December 31, 2005, the Company had approximately 2.5 million outstanding stock appreciation units. The units expire 10 years from the grant date. Compensation cost is recognized over the period such units remain outstanding based upon the change in the fair value of the stock appreciation units at the end of each reporting period.
Restricted stock units granted under the Plan are indexed to an underlying share of BellSouth or AT&T common stock. The value of the restricted stock units granted in 2004 and 2005 will be paid in cash to holders in March 2007 and March 2008, respectively, based on the average of the closing stock prices of BellSouth and AT&T common stock for the last ten trading days of February 2007 and February 2008. Dividend equivalents will be paid annually at the same rate as the dividend received by all BellSouth and AT&T shareholders, respectively. The number of BellSouth restricted stock units and AT&T restricted stock units granted in 2004 totaled 339,000 and 378,000, respectively, with an aggregate value on the grant date of approximately $19. During the year ended December 31, 2005, the Company granted approximately 730,000 BellSouth restricted stock units and 797,000 AT&T restricted stock units with an aggregate value on the grant date of approximately $37. As of December 31, 2005, the Company had approximately 2.1 outstanding restricted stock units. The value of the restricted stock units, adjusted for changes in the value of the underlying BellSouth and AT&T common stock as the case may be, is recognized as compensation expense over the respective three-year vesting periods.
Performance stock units granted in 2005 under the Plan, which approximate 4.4 million in total, are indexed to an underlying share of BellSouth or AT&T common stock, based on the closing New York Stock Exchange price of each stock for the 10 trading days preceding the grant date. The value of the units is also based upon the Company’s performance relative to pre-established performance objectives over the performance period. For the 2005 grant, the performance objectives are based upon return on capital objectives. Performance stock units were granted to eligible employees on April 1, 2005, and vest and become payable on March 1, 2008, with the final payment based upon the average closing stock prices for the last 10 trading days in February 2008 applied to a payout percentage ranging from between 0% to 150% as determined by the Company’s performance against the objectives. Dividend equivalents will be paid annually on each performance stock unit at the same rate as the dividend received by all BellSouth and AT&T shareholders, respectively. A portion of the 2005 grants of BellSouth and AT&T performance stock units is tied to the Company’s achievement of a ranking of first or second in several critical industry measures by the end of 2007. The number of performance units paid at the end of the performance period will range from 0% to 150% based upon attainment of those predetermined objectives, with the value of each unit based upon the average closing stock prices for the last 10 trading days of February 2008. Dividend equivalents on these units will be paid at the end of the performance period based on the same payout percentage that applies to the performance stock units. As of December 31, 2005, the Company had approximately 3.8 million outstanding 2005 performance stock units. Compensation cost is recognized

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
over the period such units remain outstanding based upon the change in the fair value of the stock appreciation units at the end of each reporting period.
For the years ended December 31, 2004 and 2005, the Company recognized compensation expense of $26 and $68, respectively, associated with the Plan. Former AT&T Wireless employees who remain in the employment of the Company and meet certain eligibility requirements were eligible to participate in the Plan beginning in 2005.

15.	Commitments and Contingencies
     Leases
The Company enters into capital leases primarily for the use of communications towers. Capital lease obligations are included in Note 8.
The Company also enters into operating leases for facilities and equipment used in operations. These leases typically include renewal options and escalation clauses. In general, ground and collocation leases have five or ten year initial terms with three to five renewal terms of five years each. Rental expense under operating leases for the years ended December 31, 2003, 2004 and 2005 was $512, $699 and $1,646, respectively.
The following table summarizes the approximate future minimum rentals under noncancelable operating leases, including renewals that are reasonably assured, in effect at December 31, 2005:

2006	$1,263
2007	1,121
2008	1,000
2009	912
2010	838
Thereafter	4,955

Total	$10,089

     Commitments
The Company has unconditional purchase commitments for advertising and marketing, computer equipment and services, roaming, long distance services, network equipment and related maintenance and software development and related maintenance. These commitments totaled approximately $1,845 at December 31, 2005. Included in this amount are commitments of $109 to AT&T, BellSouth and their affiliates for telecommunications and other services.
The Company has commitments with local exchange carriers for dedicated leased lines. The original terms of these commitments vary from month-to-month to up to five years. The Company’s related commitment to its primary carriers as of December 31, 2005, was approximately $347, with remaining payments due in succeeding fiscal years as follows: $171 in 2006, $108 in 2007, $60 in 2008, and $8 in 2009. Included in these amounts are commitments of approximately $161 to AT&T, BellSouth and their affiliates.
The Company has commitments to Crown Castle International for monitoring and maintenance services related to its communication towers. The Company’s commitment at December 31, 2005 was

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
approximately $421, with payments due in succeeding fiscal years as follows: $59 in 2006, $61 in 2007, $65 in 2008, $68 in 2009 and $23 in 2010.
In connection with the termination of the Company’s GSMF network infrastructure joint venture with T-Mobile (see Note 2), the Company made a $1,200 commitment to purchase a minimum number of minutes from T-Mobile. This commitment became effective in January 2005, and approximately $520 of the purchase commitment remained outstanding as of December 31, 2005.
     Contingencies
In a jury trial, Freedom Wireless, Inc. (Freedom) was awarded damages jointly against the Company and Boston Communications Group, Inc. (BCGI) in the aggregate amount, including prejudgment interest, of approximately $165 for alleged past infringement of two patents allegedly owned by Freedom and used by BCGI to provide to the Company and other carriers a prepaid wireless telephone service technology platform. The court also enjoined the Company’s continued use of the BCGI platform, but the U.S. Court of Appeals for the Federal Circuit issued a stay of the injunction, and the Company and BCGI are appealing the entire case. BCGI has agreed to indemnify the Company with respect to the claims asserted in this litigation and has escrowed $41 for that purpose. However, if BCGI were to commence a bankruptcy proceeding, which is possible, the $41 may not be available to cover any of the Company’s liability. As a result of this arrangement and based upon the Company’s anticipated prospects on appeal, the Company does not believe the ultimate disposition of this case will have a material impact on its operations, cash flows or financial position beyond the $20 accrued in its consolidated financial statements.
Several class-action lawsuits have been filed against Old AT&T asserting claims under the federal securities laws. The complaints assert claims that Old AT&T made material misstatements concerning earnings and financial condition, while omitting other material information, allegedly to maximize proceeds from the offering of AT&T Wireless Group tracking stock in April 2000 and/or to avoid paying a cash guarantee in connection with its MediaOne acquisition. The plaintiffs have demanded damages in excess of $2,100 related to the offering of AT&T Wireless Group tracking stock. In connection with the split-off of AT&T Wireless from Old AT&T, the Separation Agreement between AT&T Wireless and Old AT&T provides for the allocation to AT&T Wireless of 70% of any liabilities arising out of these actions. Management’s estimation of the potential loss from this and other preacquisition liabilities from AT&T Wireless is reflected in the purchase price allocation to AT&T Wireless’ assets acquired and liabilities assumed.
The Company is subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. To the extent that management believes that a loss arising from litigation or regulatory proceedings is probable and can reasonably be estimated, an amount is accrued on the financial statements for the estimated loss. As additional information becomes available, the potential liability related to the matter is reassessed and the accruals are revised, if necessary. While complete assurance cannot be given as to the outcome of any legal claims, the Company believes that any financial impact would not be material to its business, financial position or cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Selected Quarterly Financial Data (Unaudited)
The table below sets forth summarized quarterly financial data for the years ended December 31, 2004 and 2005.

	First		Second		Third		Fourth
2004	Quarter		Quarter		Quarter		Quarter(a)

Total operating revenues	$3,967	(b)	$4,187	(b)	$4,292	(b)	$7,119	(b)
Operating income (loss)	550		671		460	(c)	(153	)(d)
Income (loss) before provision for income taxes	221		337		142	(c)	(557	)(d)
Net income (loss)	215		339		142	(c)	(495	)(d)

	First		Second		Third		Fourth
2005	Quarter		Quarter		Quarter		Quarter

Total operating revenues	$8,229		$8,609		$8,746		$8,849
Operating income	114	(e)	504	(f)	657	(g)	549	(h)
Income (loss) before provision for income taxes	(218	)(e)	171	(f)	326	(g)	252	(h)
Net income (loss)	(240	)(e)	147	(f)	222	(g)	204	(h)

(a)	On October 26, 2004, the Company completed its acquisition of AT&T Wireless. Operating results for AT&T Wireless have been included in the consolidated financial statements subsequent to that date.

(b)	In order to conform with the current year presentation, amounts reflect reclassifications related to the presentation of gross receipts taxes in the amount of $25, $32, $35 and $37 for first, second, third and fourth quarter, respectively. The amounts presented are greater than those previously reported. The reclassifications did not have an impact on previously reported Operating income, Income (loss) before provision for income taxes or net income (loss).

(c)	Includes a reduction of $43 for integration planning costs and $31 loss on the writedown of the carrying value of the Company’s Mobitex business.

(d)	Includes an increase in customer list intangible amortization associated with purchase accounting adjustments (see Notes 2 and 4) and $245 of acquisition-related and integration costs (see Note 12).

(e)	Includes a reduction of $105 for integration planning costs.

(f)	Includes a reduction of $204 for integration planning costs.

(g)	Includes a reduction of $241 for integration planning costs, $96 in hurricane related costs.

(h)	Includes a reduction of $326 for integration planning costs, $20 in hurricane related costs.